Exhibit 10.15

Execution Version

Perfect Corp.

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

Dated

December 18, 2020

Table of Contents

1.	Definitions and Interpretations	2

1.1	Certain Defined Terms	2
1.2	Interpretations	16

2.	Information and Inspection Rights	17

2.1	Information Rights	17
2.2	Inspection Rights	18
2.3	Termination of Information and Inspection Rights	19
2.4	Confidentiality	19

3.	Transfer Restrictions	19

3.1	Restrictions on Transfer of Equity Securities by the Founder Parties and the Restricted Shareholders	19
3.2	CyberLink’s Covenants on Transfer of Equity Securities	20
3.3	Restrictions on Transfers to Alibaba Competitors	20
3.4	Special Right of First Refusal of Series C Holders.	21
3.5	Special Right of First Refusal of Series B Holders	21
3.6	Right of First Refusal	21
3.7	Special Right of First Refusal amongst Series A/A-1 Holders	21
3.8	Exercise Procedures	21
3.9	Right of Co-Sale	25
3.10	Termination	26
3.11	Right of First Offer between Goldman Sachs and Alibaba	26
3.12	Effect of Non-Compliant Transfer	27
3.13	Exempted Transfer	27
3.14	Condition to Transfer	27

4.	Preemptive Right	28

4.1	General	28
4.2	Procedures	29
4.3	Failure to Exercise	29
4.4	Termination	29
4.5	Restrictions on Issuance of Equity Securities to Alibaba Competitors	29

5.	Voting Rights	29

5.1	General	29
5.2	Board Member	30
5.3	Removal; Vacancies	32
5.4	Observer.	33

6.	Protective Provisions	34

6.1	Board Reserved Matters	34
6.2	Shareholders’ Reserved Matters	36

7.	Drag-Along Right	38

7.1	Actions to Be Taken	38
7.2	Limitations	39
7.3	Alibaba’s Special Right of First Refusal.	40
7.4	Series C Special Drag-Along Rights.	41

i

7.5	Protective Covenant.	42
7.6	Exception	42
7.7	Termination	42

8.	Conversion	42

8.1	Definitions	42
8.2	Conversion Rights	44
8.3	Mechanics of Conversion	44
8.4	Adjustment for Share Subdivisions and Combinations	44
8.5	Adjustment for Common Share Dividends and Distributions	44
8.6	Adjustment for Reclassification, Exchange and Substitution	45
8.7	Reorganizations, Mergers or Consolidations	45
8.8	Issuance of Shares below Conversion Price	46
8.9	Certificate of Adjustment	48
8.10	Notices of Record Date	49
8.11	Automatic Conversion	49
8.12	Fractional Shares	50
8.13	Reservation of Share Issuable upon Conversion	50
8.14	Notices	50
8.15	Waiver of Adjustment of Conversion Price	50

9.	Dividends	51

10.	Liquidation Preference	51

10.1	Preferential Payments to the Preferred Shares	51
10.2	Deemed Liquidation Event	52

11.	Redemption	53

11.1	Redemption Events	53
11.2	Redemption Price	54
11.3	Redemption Date	54
11.4	Insufficient Funds of the Redemption Price	55
11.5	Special Repurchase	56
11.6	Remedies Cumulative	56
11.7	Series C Holder’s Special Rights	56
11.8	Most Favored Nations	56

12.	Public Offering Rights	56

12.1	Public Offering Rights.	56
12.2	Termination	56

13.	Additional Covenants	56

13.1	Compliance with Law	56
13.2	No Use of Name	57
13.3	NDA Amendment or Supplement	58
13.4	Non-compete and Non-solicit	58
13.5	Anti-corruption, Anti-Money Laundering and Economic Sanctions.	59
13.6	Intellectual Property	61
13.7	Trademarks	61
13.8	Provision of Documents and Information	61
13.9	Data Privacy and Security	62

13.10	Other Tax Matters.	65
13.11	PRC Investment Regulations Compliance	65
13.12	United States Tax Matters	66

14.	Termination.	68

14.1	Termination	68

15.	Disclosure; Press Release	69

15.1	Disclosure of the Financing Terms	69
15.2	Press Releases	69
15.3	Permitted Disclosures	69
15.4	Legally Compelled Disclosure	70
15.5	Use of Logo.	71
15.6	No Promotion.	71
15.7	Other Information	71

16.	Miscellaneous.	71

16.1	Successors and Assigns	71
16.2	Amendments and Waivers	71
16.3	Assignment by Parties	72
16.4	Validity of the Agreement	72
16.5	Survival	72
16.6	Entire Agreement	72
16.7	Notices	72
16.8	No Partnership	73
16.9	Severability	73
16.10	Governing Law	73
16.11	Dispute Resolution	73
16.12	Remedies	74
16.13	Expenses	74
16.14	No Presumption	74
16.15	Delays or Omissions	74
16.16	Titles and Subtitles	74
16.17	Third Party Rights	74
16.18	Counterparts	74
16.19	No Fiduciary Duty.	74
16.20	Investment Bank Services.	75
16.21	Exculpation Among Investors.	75
16.22	Status.	75
16.23	Founder Acknowledgement.	75
16.24	Goldman Sachs Role	76
16.25	United States Tax	76
16.26	Qualified Financial Contract	76

Schedules and Exhibits

Schedule A	List of Preferred Shareholders

Schedule B	List of Common Shareholders

Schedule C	List of Alibaba Competitors

Exhibit I	Form of Deed of Accession

Exhibit II	Form of PFIC Annual Information Statement

SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT

This SECOND AMENDED AND RESTATED SHAREHOLDERS Agreement (this “Agreement”) dated as of December 18, 2020

BY AND AMONG

(1)	Perfect Corp., an exempted company incorporated in the Cayman Islands whose registered office is located at PO Box 309, Ugland House, Grand Cayman, KY1-1104 (the “Company”);

(2)	The persons listed on Part I, Part II Part III and Part IV of Schedule A attached hereto (collectively, the “Investors,” and each an “Investor”);

(3)	The persons listed on Schedule B attached hereto (collectively, the “Common Shareholders,” and each a “Common Shareholder”); and

(4)	Alice H. Chang, a citizen of Taiwan with passport number 312667488 (the “Founder”).

Each a “Party” and collectively, the “Parties.”

WHEREAS

(A)	On July 17, 2019, the Company, the Common Shareholders, certain of the Investors named therein (the “Existing Investors”) and Founder entered into the First Amended and Restated Shareholders Agreement in relation to the management of the Company and the relationship between the shareholders of the Company (the “Prior SHA”);

(B)	On December 11, 2020 that certain Series C Preferred Share Subscription Agreement was entered into by and among the Company, Goldman Sachs Asia Strategic II Pte. Ltd., StoneBridge 2020, L.P. and StoneBridge 2020 Offshore Holdings II, L.P. (collectively, “Goldman Sachs”) and certain other Investors named therein, pursuant to which the Company agrees to issue 16,270,745 Series C-1 Preferred Shares (as defined below) and 58,573,728 Series C-2 Preferred Shares to Goldman Sachs and such other Investors (the “Subscription Agreement”);

(C)	It is a condition precedent of the closing contemplated under the Subscription Agreement that the Parties enter into this Agreement; and

(D)	The Company and certain of the Existing Investors holding at least a majority of the Preferred Shares (including Alibaba, as defined below) desire to amend and restate the Prior SHA in its entirety in accordance with section 16.2 of the Prior SHA; and accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior SHA.

NOW, THEREFORE, the Company the Existing Investors hereby agree that the Prior SHA shall be amended and restated in its entirety by this Agreement, and in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the Parties, intending to be legally bound, hereby agree as follows:

1.	Definitions and Interpretations

1.1	Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“10/50 Company” has the meaning ascribed to it in Section 13.12(d).

“Accounting Standards” means the Generally Accepted Accounting Principles in Taiwan or International Financial Reporting Standards applicable in Taiwan, as approved by the Board in accordance with this Agreement and the Restated Articles and as applied on a consistent basis.

“Additional Common Shares” has the meaning ascribed to it in Section 8.1.

“Additional Number” has the meaning ascribed to it in Section 4.2.

“Affiliates” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with, such person, including, without limitation, any general partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such person. In the case of Alibaba, Affiliates shall also include Ant Group Co., Ltd. (蚂蚁科技集团股份有限公司) (formerly known as Zhejiang Ant Small and Micro Financial Services Group Co., Ltd. (浙江蚂蚁小微金融服务集团股份有限公司)) and its Affiliates. In the case of Goldman Sachs, notwithstanding any other provision of this Agreement and any other Transaction Documents to the contrary, Affiliates shall also include any fund or holding company formed for investment purposes that is promoted, sponsored, managed, or advised by The Goldman Sachs Group, Inc. or any of its Affiliates.

“Aggregate Consideration” has the meaning ascribed to it in Section 8.8(c).

“Agreement” has the meaning ascribed to it in the Preamble.

“Alibaba” means Taobao China Holding Limited.

“Alibaba Competitor Fall Away Conditions” has the meaning ascribed to it in Section 3.3.

“Alibaba Competitors” has the meaning ascribed to it in Section 3.3.

“Alibaba Director” has the meaning ascribed to it in Section 5.2(b).

“Alibaba Redemption Trigger Event” has the meaning ascribed to it in Section 11.1(b).

“Anti-Corruption Laws” means any anti-bribery or anti-corruption related laws or regulations that are applicable to business and transactions of the Group and their respective Affiliates, including but not limited to laws and regulations relating to anti-corruption and anti-commercial bribery in the PRC, Taiwan, the Cayman Islands, the British Virgin Islands and Japan, the U.S. Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act of 2010, the Hong Kong Prevention of Bribery Ordinance, as well as applicable anti-bribery or anti-corruption laws of other countries, each as amended from time to time.

“Anti-Money Laundering Laws” means all applicable anti-money laundering laws of all jurisdictions that are applicable to business and transactions of the Group and their respective Affiliates, the rules and regulations thereunder, including all anti-money laundering laws of the PRC, Hong Kong, Taiwan, the Cayman Islands, the British Virgin Islands, Japan, and the United States.

“BIPA” means the Biometric Information Privacy Act, 740 ILCS 14 et seq, as amended and interpreted from time to time.

“Board” means the board of directors of the Company.

“Business” means the business operated by the Group Companies as currently conducted and as proposed to be conducted from time to time.

“Business Cooperation Agreement” means the business cooperation agreement entered into on July 17, 2019 by and between the Company and 浙江天猫技术有限公司 (“Tmall”), an Affiliate of Alibaba, as may be amended from time to time.

“Business Partners” has the meaning ascribed to it in Section 13.5(a)(ii).

“CCPA” means the California Consumer Privacy Act of 2018, as amended and interpreted from time to time.

“CFC” has the meaning ascribed to it in Section 13.12(c)(i)(A).

“Code” has the meaning ascribed to it in Section 13.12(b)(i).

“Common Directors” has the meaning ascribed to it in Section 5.2(b).

“Common Shareholders” or “Common Shareholder” has the meaning ascribed to it in the Preamble.

“Common Shares” means the Company’s common shares of par value US$0.10 each, having the rights, privileges, preferences, and restrictions set forth in this Agreement and the Restated Articles.

“Company” has the meaning ascribed to it in the Preamble.

“Compliance Laws” means all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions, and record keeping and internal control laws and regulations.

“Connected Party” means, in relation to a person:

(a)	its Affiliates and its and its respective Affiliates’ directors, managers, officers, employees, agents or similar representatives, and the officers, and his/her/its or their respective Family Members;

(b)	any trust established by or for the benefit of the persons in paragraph (a) above; and/or

(c)	any nominee, trustee or agent or any other person acting on behalf of any person referred to in this definition.

“Contract” means a contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Conversion Date” has the meaning ascribed to it in Section 8.11(c).

“Conversion Price” has the meaning ascribed to it in Section 8.1.

“Conversion Shares” has the meaning ascribed to it in Section 8.1.

“Convertible Securities” has the meaning ascribed to it in Section 8.1.

“Co-Sale Pro Rata Portion” has the meaning ascribed to it in Section 3.9(a).

“CyberLink” means CyberLink International Technology Corp. and its Affiliates.

“CyberLink Director” has the meaning ascribed to it in Section 5.2(b).

“Cybersecurity Policy” has the meaning ascribed to it in Section 13.9(f).

“Data Protection Commissioner” means the person or body in the relevant jurisdiction employed to issue, supervise, review and/or enforce the provisions of the laws relating to privacy, data privacy, information and network security, data breach notification, data protection or the Processing of Personal Data or Sensitive Data in that jurisdiction.

“Data Protection Obligations” means, in relation to a Party or a Group Company or its Business, all applicable laws, self-regulatory standards, national or industry standards, policies, frameworks, and requirements, contractual obligations and written policies and terms of use relating to privacy, data privacy, information and network security, data protection or the Processing of Personal Data, Sensitive Data, or Important Data, in each case as may be amended, updated or replaced from time to time and as and to the extent applicable to a Party or a Group Company or the operation of the Business.

“Data Systems” means all software, hardware, firmware, networks, switches, endpoints, platforms, servers, storage, interfaces, applications, websites and related information technology systems, and all electronic connections between and among them, owned, operated, outsourced or used by the Group Company or the Business that Process data.

“Deed of Accession” means a deed of accession by which the ratifying holder acknowledges and agrees to be bound by the terms and restrictions of this Agreement, substantially in the form attached hereto as Exhibit I.

“Deemed Liquidation Event” has the meaning ascribed to it in Section 10.2.

“Default Right” has the meaning ascribed to it in Section 16.26(b).

“Director Appointment Threshold” means at least five percent (5%) of the Equity Securities of the Company on a fully-diluted basis (including all the Options and other Convertible Securities exercisable or convertible into Shares).

“Dragging Shareholders” has the meaning ascribed to it in Section 7.1.

“Economic Sanctions” means all economic or financial sanctions laws, measures or embargoes administered or enforced by the United States (including all sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, and its “Specially Designated Nationals and Blocked Persons” lists), People’s Republic China, Hong Kong S.A.R., the European Union (including under Council Regulation (EC) No. 194/2008), the United Nations, the United Kingdom, or any other relevant sanctions Governmental Authority.

“Effective Date” means the execution date of this Agreement.

“Equity Securities” means, with respect to any person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any contract providing for the acquisition of any of the foregoing.

“Existing Investors” has the meaning ascribed to it in the Recitals.

“Family Member” means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a natural person referred to herein.

“Failed Meeting” has the meaning ascribed to it in Section 5.2(c).

“Financing Terms” has the meaning ascribed to it in Section 15.1.

“First Drag-Along” has the meaning ascribed to it in Section 7.4(a).

“First Drag-Along Notice” has the meaning ascribed to it in Section 7.4(a).

“Founder” has the meaning ascribed to it in the Preamble.

“Founder Parties” means, collectively, the Founder, DVDonet.com. Inc., Golden Edge Co., Ltd. and World Speed Company Limited.

“Fourth Drag-Along” has the meaning ascribed to it in Section 7.4(d).

“Fourth Drag-Along Notice” has the meaning ascribed to it in Section 7.4(d).

“GDPR” means the European Union General Data Protection Regulation, as amended and interpreted from time to time.

“Goldman Director” has the meaning ascribed to it in Section 5.2.

“Goldman Sachs” has the meaning ascribed to it in the Recitals.

“Government Officials” means (a) officers, employees and other persons (regardless of seniority) working in an official capacity on behalf of any Governmental Authority at any level (e.g., county and municipal level, provincial or central level), or any department or agency thereof; (b) political party officials and candidates for political office; (c) directors, officers and employees of state-owned, state-controlled or state-operated enterprises; (d) officers, employees and other persons working in an official capacity on behalf of any public international organization; or (e) close relatives of persons identified above (e.g., parents, children, spouse and parents-in-law), close friends and business partners.

“Governmental Authority” means any government of any nation, federation, province or state or any other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of any country, or any political subdivision thereof, any court, tribunal or arbitrator, any self-regulatory organization, any state-owned or state-controlled enterprise, and any public international organization.

“Group Company” means each of the Company and any of its Affiliates, and each such company’s subsidiaries, sales office, representative offices or branches, from time to time, whether in existence now or in the future (collectively, the “Group”). For the avoidance of doubt, CyberLink is not a Group Company for purposes of this Agreement.

“HKIAC” has the meaning ascribed to it in Section 16.11.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Important Data” means (a) any data or information in any media that is closely related to national security, economic development, and social and public interests or (b) any data or information that constitutes important data or important information under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation, or any Party or Group Company’s or Group Company’s third party partner privacy policies.

“Initiates” has the meaning ascribed to it in Section 5.3(e).

“Intellectual Property” means any and all (a) patents, patent rights and applications therefor and reissues, reexaminations, continuations, continuations-in-part, divisions, and patent term extensions thereof; (b) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models; (c) registered and unregistered copyrights, copyright registrations and applications, mask works and registrations and applications therefor, author’s rights and works of authorship (including artwork, software, computer programs, source code, object code and executable code, firmware, development tools, files, records and data, and related documentation); (d) URLs, web sites, web pages and any part thereof; (e) technical information, know-how, trade secrets, drawings, designs, design protocols, specifications, proprietary data, customer lists, databases, proprietary processes, technology, formulae, and algorithms and other intellectual property; (f) trade names, trade dress, trademarks, domain names, service marks, logos, business names, and registrations and applications therefor; and (g) the goodwill symbolized or represented by the foregoing.

“Investor” or “Investors” has the meaning ascribed to it in the Preamble.

“Investor Directors” or “Investor Director” has the meaning ascribed to it in Section 5.2(b).

“IPO” means (a) the Company’s first underwritten public offering on a firm commitment basis by a nationally recognized investment banking organization or organizations pursuant to an effective registration statement under the Securities Act covering the offer and sale of the Shares (or as the case may be, the shares or securities of the relevant entity resulting from any merger, reorganization or other arrangements made by or to the Company for the purposes of public offering), and such Shares are listed for trading on either the New York Stock Exchange or the NASDAQ Stock Market, or (b) a listing of Shares of the Company on the Taiwan Stock Exchange, Taipei Exchange, or any other internationally recognized stock exchanges duly approved by the Board in accordance with this Agreement and the Restated Articles.

“IPO Filing Date” has the meaning ascribed to it in Section 8.11.

“Key Employees” means each of (i) Louis Chen (CSO), (ii) Johnny Tseng (CTO), (iii) Honder Tzou (Chief Architect), (iv) Jet Huang (Vice President, R&D), (v) Wayne Liu (Deputy GM and Vice President, Perfect USA), (vi) Rob Isozaki (GM and President, Perfect Japan), (vii) Andrew Jaw (GM and President, Perfect China), (viii) Dennis Hsiao (Vice President of Engineering), (ix) Sylvain Delteil (Assistant Vice President), and (x) Leo Tang (Senior Manager), and “Key Employee” means any one of them.

“Key Management Members” means Louis Chen (CSO) and Johnny Tseng (CTO).

“Major Investor” means an Investor who, together with its Affiliates, continues to hold at least 6,000,000 Preferred Shares (collectively, the “Major Investors”).

“Management Holding Company” means Ideal Max Management Limited.

“MC” has the meaning ascribed to it under “U.S. Investor” in Section 1.1.

“NDA” means a non-disclosure agreement and warranty entered into between a Group Company and an employee of the Group.

“Negotiation Period” has the meaning ascribed to it in Section 3.11(a).

“New Securities” for the purpose of the Preemptive Right means any Equity Securities of the Company; provided that, subject to Section 6, it shall not include:

(a)	any Common Shares issued or issuable upon conversion of the Preferred Shares;

(b)	any Equity Securities of the Company issued in connection with any share subdivision, share dividend or other similar events in which all Preemptive Right Holders are entitled to participate on a pro rata basis;

(c)	any Equity Securities of the Company issued upon the exercise, conversion or exchange of any issued security if such issued security constituted a New Security;

(d)	any Common Shares or Preferred Shares upon the exercise or conversion of Options or Convertible Securities outstanding as of the Effective Date;

(e)	that specific number of Common Shares (as adjusted for any share subdivision, share dividend, combinations, or any similar recapitalization events) reserved for and issuable or issued to officers, directors, employees, consultants, or advisors of the Group pursuant to the Share Plan or any new share grants, restricted share purchase or share options duly approved by the Board in accordance with this Agreement and the Restated Articles;

(f)	any Equity Securities of the Company offered in an IPO or a Qualified IPO; or

(g)	any Equity Securities of the Company which are otherwise excluded by the prior written consents of the holders of at least eighty percent (80%) of the Preferred Shares then outstanding in accordance with this Agreement and the Restated Articles.

“Non-Compliant Transfer” has the meaning ascribed to it in Section 3.12.

“Notice of Intent” has the meaning ascribed to it in Section 3.11(a).

“NS” means Ningbo New Summit Private Equity Fund I L.P. (simplified Chinese name: 宁波创世一期股权投资基金合伙企业（有限合伙）), a PRC limited partnership with registered address at Room 908, No. 11 Building, Meishan Da Dao Business Center, Beilun District, NingBo, PRC (中国宁波市北仑区梅山大道商务中心十一号办公楼908室).

“NS Director” has the meaning ascribed to it in Section 5.2(b).

“Option” has the meaning ascribed to it in Section 8.1.

“Original Issue Date” has the meaning ascribed to it in Section 8.1.

“Original Issue Price” has the meaning ascribed to it in Section 8.1.

“Other Redemption Event” has the meaning ascribed to it in Section 11.1(b).

“Other Redemption Notice” has the meaning ascribed to it in Section 11.1(b).

“Participant” has the meaning ascribed to it in Section 3.9(a).

“Participation Notice” has the meaning ascribed to it in Section 4.2.

“Participation Period” has the meaning ascribed to it in Section 4.2.

“Party” or “Parties” has the meaning ascribed to it in the Preamble.

“Permitted Indebtedness” means, where applicable, (a) statutory liens for current Taxes not yet due and payable or the account or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established in accordance with the Accounting Standards, (b) mechanics’, materialmen’s, carriers’, workers’, repairers’ and similar statutory liens arising or incurred in the ordinary course of business of the Group the existence of which would not constitute an event of default under, or breach of, a real property lease to which any Group Company is a party and the liabilities of the Group in respect of which are not overdue or otherwise in default, (c) covenants, conditions, restrictions, encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of any real property owned by any Group Company in any material respect, and (d) liens to secure landlords, lessors or renters under leases or rental agreements (to the extent the applicable Group Company is not in default under such lease or rental agreement).

“Permitted Transfer” has the meaning ascribed to it in Section 3.6.

“Permitted Transferee” has the meaning ascribed to it in Section 3.13.

“Personal Data” means (a) any data or information in any media that is linked to the identity of a particular individual, browser, or device, (b) any data or information that constitutes personal data or personal information under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation, or any Party or Group Company’s or Group Company’s third party partner privacy policies, and (c) any data or information of or about a particular individual that under any applicable law, Data Protection Obligation, or Contract under which any Group Company has a legal obligation, requires specific handling or protection requirements, and includes an individual’s combined first and last name, birthday, home address, previous addresses, telephone number, fax number, email address, social security number or other government authority-issued identifier (including state identification number, tax identification number, driver’s license number, or passport number), photos and images, information about Family Members or friends (including the existence and nature of such relationships and such individual’s communications with them), education, work and employment history, personal experiences, personal preferences, voting history, political affiliation, precise geolocation information of an individual or device, biometric data, medical or health information, bank, credit card or other financial information (including bank account and credit card account information), information useful for assessing credit, cookie identifiers associated with registration information, any other browser- or device-specific number or identifier not controllable by the end user, and any other information specific to the physical, physiological, genetic, mental, economic, cultural or social identity of an individual, and web or mobile browsing or usage information that is linked to the foregoing.

“PFIC” has the meaning ascribed to it in Section 13.12(b)(i).

“PRC” means the People’s Republic of China (solely for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan).

“PRC Investment Regulations” means any laws or regulations set forth to govern any form of direct or indirect investment made by a PRC Person to the entity, branch or business established in Taiwan, including but not limited to the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例), the Enforcement Rules for the Act Governing Relations Between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例施行細則), and the Regulations Governing People from Mainland Area to Invest in Taiwan (大陸地區人民來臺投資許可辦法), in each case, as such laws or regulations may be amended and as interpreted by Taiwan Governmental Authorities from time to time.

“PRC Investor Restriction Notice” means a notice from the Investment Commission of the Ministry of Economic Affairs of Taiwan or any other relevant Governmental Authority in Taiwan with respect to a violation or potential violation of the PRC Investment Regulation.

“PRC Person” means (i) any person that is a “Mainland Area Person (大陸地區人民)” as defined in Article 2, Item 4 and Article 3 of the of the Act Governing Relations between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例), Articles 5 and 7 of the Enforcement Rules for the Act Governing Relations Between the People of the Taiwan Area and the Mainland Area (臺灣地區與大陸地區人民關係條例施行細則), (ii) any juristic person, group or other organization registered in the PRC, and (iii) any “Third Jurisdiction Company” invested by any of (i) and (ii) above (第三地區投資之公司) as defined in Article 3, Paragraph 2 of the Regulations Governing People from Mainland Area to Invest in Taiwan (大陸地區人民來臺投資許可辦法), which meets either of the following criteria:

(a)	thirty percent (30%) or more of such entity’s Equity Securities are held or capital is contributed directly or indirectly by any Mainland Area Person(s), in aggregate; or

(b)	Mainland Area Person(s) have any of the following control powers over such entity:

(i)	Mainland Area Person(s) have control over the majority of the votes in accordance with a Contract with other shareholders;

(ii)	Mainland Area Person(s) have control over matters related to financial, operational and/or human resources matters;

(iii)	Mainland Area Person(s) have the right to appoint or discharge a majority of the directors of the board of directors or other organisation capable of making business decisions, and the board of directors or such organization is in charge of the operation of such entity;

(iv)	Mainland Area Person(s) have control over the majority of the votes on the board of directors or other organisation capable of making business decision, and the board of directors or such organization is in charge of the operation of such entity; or

(v)	Mainland Area Person(s) have any other controlling powers as defined under the International Financial Reporting Standards or the Enterprise Accounting Standards,

in each case, as such laws may be amended and as interpreted by Taiwan Governmental Authorities from time to time.

“Preemptive Right” has the meaning ascribed to it in Section 4.1.

“Preemptive Right Holder” has the meaning ascribed to it in Section 4.1.

“Preference Amount” with respect to a Preferred Shareholder, means the amount equal to one and one-half (1.5) times the applicable Original Issue Price multiplying the number of Preferred Shares held by such Preferred Shareholder, plus any dividends declared but unpaid thereon.

“Preferred Shareholders” means the holders of the Preferred Shares.

“Preferred Shares” means, collectively, the Series A Preferred Shares, the Series A-1 Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares.

“Prior SHA” has the meaning ascribed to it in the Recitals.

“Pro Rata Share” has the meaning ascribed to it in Section 4.1.

“Process” or “Processing” means the receipt, access, acquisition, collection, compilation, use, or transfer for use in direct marketing, storage, maintenance, processing, safeguarding, security, disposal, destruction, disclosure, transfer, import, or export of data.

“Prohibited Person” means any person that is (a) a national or resident of any U.S. embargoed or restricted country, (b) included on, or affiliated with any person on, the United States Commerce Department’s Denied Parties List, Entities and Unverified Lists; the U.S. Department of Treasury’s Specially Designated Nationals, Specially Designated Narcotics Traffickers or Specially Designated Terrorists, or the Annex to Executive Order No. 13224; the Department of State’s Debarred List; UN Sanctions, (c) a person with whom business transactions, including exports and re-exports, are restricted by a U.S. Governmental Authority, including, in each clause above, any updates or revisions to the foregoing and any newly published rules, (d) a person with whom transactions are restricted by any Economic Sanctions, or (e) any person that is owned or controlled by a Prohibited Person.

“Prospective Transferee” has the meaning ascribed to it in Section 3.8(a).

“Qualified Exit” means together the Qualified IPO and Qualified Trade Sale.

“Qualified Exit Minimum Value” means, with respect to the value of the Series C Preferred Shares (including the Common Shares re-designated as Series C Preferred Shares) subscribed or purchased by Goldman Sachs under the Subscription Agreement, such amount which shall not be less than (i) two (2.0) times the consideration paid by Goldman Sachs therefor if such Qualified Exit is consummated prior to December 31, 2024; or (ii) two and one-half (2.5) times the consideration paid by Goldman Sachs therefor if such Qualified Exit is consummated on or after January 1, 2025 but prior to December 31, 2026, in each case, unless otherwise adjusted with the approval by the simple majority of the Board (including the affirmative vote of the Goldman Director).

“Qualified Exit Redemption Event” has the meaning ascribed to it in Section 11.1(a).

“Qualified Exit Redemption Notice” has the meaning ascribed to it in Section 11.1(a).

“Qualified IPO” means an initial public offering of the Common Shares of the Company on the New York Stock Exchange, NASDAQ Stock Market, The Stock Exchange of Hong Kong, Taiwan Stock Exchange or other stock exchange approved in writing by Goldman Sachs reflecting a pre-money market capitalization of the Company (based on the price per share offered to the public in the offering) under which the value of the Series C Preferred Shares held by Goldman Sachs shall not be less than the Qualified Exit Minimum Value.

“Qualified Trade Sale” shall mean (a) direct or indirect sale of fifty percent (50%) or more of the business or Shares of the Company; or (b) sale of all Shares of the Company by CyberLink, in each case of paragraph (a) and (b), in which sale (i) Goldman Sachs and MC sell all of their Equity Securities in the Company; (ii) Goldman Sachs and MC are only required to give representations and warranties on the title of such Equity Securities and authority; and (iii) the proceeds from such sale to Goldman Sachs shall be no less than the Qualified Exit Minimum Value.

“Redemption Date” has the meaning ascribed to it in Section 11.3.

“Redemption Notice” has the meaning ascribed to it in Section 11.1(b).

“Redemption Price” has the meaning ascribed to it in Section 11.2.

“Redemption Shares” has the meaning ascribed to it in Section 11.1.

“Representative” has the meaning ascribed to it in Section 5.4.

“Restated Articles” means the Fourth Amended and Restated Memorandum and Articles of Association of the Company adopted on December 11, 2020 as amended or restated from time to time.

“Restricted Business” has the meaning ascribed to it in Section 13.4(a).

“Restricted Party” has the meaning ascribed to it in Section 3.9(a).

“Restricted Shareholders” has the meaning ascribed to it in Section 3.1.

“Right of Co-Sale” has the meaning ascribed to it in Section 3.9(a).

“Right of First Offer” has the meaning ascribed to it in Section 3.11.

“Right of First Refusal” has the meaning ascribed to it in Section 3.6.

“ROFO Holder” has the meaning ascribed to it in Section 3.11(a).

“ROFO Seller” has the meaning ascribed to it in Section 3.11(a).

“Second Drag-Along” has the meaning ascribed to it in Section 7.4(b).

“Second Drag-Along Notice” has the meaning ascribed to it in Section 7.4(b).

“Second Notice” has the meaning ascribed to it in Section 3.8(c).

“Second Participation Notice” has the meaning ascribed to it in Section 4.2.

“Second Participation Period” has the meaning ascribed to it in Section 4.2.

“Securities Act” means the U.S. Securities Act of 1933, as amended and interpreted from time to time, and the rules and regulations promulgated thereunder.

“Security Breach” means any (a) unauthorized acquisition of, access to, loss of, or misuse (by any means) of Personal Data or Sensitive Data or Data Systems; (b) unauthorized or unlawful Processing, sale, or rental of Personal Data or Sensitive Data; (c) other act or omission that compromises the security, integrity, or confidentiality of Personal Data or Sensitive Data or Data Systems, or (d) any security breach (or substantially similar term) as defined in applicable law or Data Protection Obligation, in each case of (a) to (d), with respect to such data maintained by a Group Company or by any third party on behalf of a Group Company.

“Selling Shareholder” has the meaning ascribed to it in Section 3.8(a).

“Sensitive Data” means all (a) Personal Data and Important Data that is subject to a Data Protection Obligation, (b) other confidential or proprietary business information or trade secret information, and (c) data closely related to national security, economic development, and social and public interests of a jurisdiction.

“Series A Preferred Shares” means the Company’s series A preferred shares of par value US$0.10 each, having the rights, privileges, preferences and restrictions set forth in this Agreement and the Restated Articles.

“Series A/A-1 Election Period” has the meaning ascribed to it in Section 3.8(d).

“Series A/A-1 Exercise Period” has the meaning ascribed to it in Section 3.8(d)(i).

“Series A/A-1 Holders” means the holders of the Series A Preferred Shares and/or Series A-1 Preferred Shares.

“Series A/A-1 ROFR” has the meaning ascribed to it in Section 3.7.

“Series A-1 Holders” means the holders of Series A-1 Preferred Shares.

“Series A-1 Preferred Shares” means the Company’s series A-1 preferred shares of par value US$0.10 each, having the rights, privileges, preferences and restrictions set forth in this Agreement and the Restated Articles.

“Series B Election Period” has the meaning ascribed to it in Section 3.8(c).

“Series B Holders” means the holders of Series B Preferred Shares.

“Series B Majority” means the holder(s) representing at least the majority of the Series B Preferred Shares.

“Series B Preferred Shares” means the Company’s series B preferred shares of par value US$0.10 each, having the rights, privileges, preferences and restrictions set forth in this Agreement and the Restated Articles.

“Series B ROFR” has the meaning ascribed to it in Section 3.5.

“Series B ROFR Exercise Notice” has the meaning ascribed to it in Section 3.8(c)(i).

“Series B Subscription Agreement” means that certain Series B Preferred Share Subscription Agreement, dated July 8, 2019, by and among the Company, Alibaba and certain other parties thereto.

“Series C Election Period” has the meaning ascribed to it in Section 3.8(b).

“Series C Holders” means the holders of Series C Preferred Shares.

“Series C Majority” means the holder(s) representing at least the majority of the Series C Preferred Shares.

“Series C Post-Money Valuation” means US$390,000,000.

“Series C Preferred Shares” means, collectively, the Series C-1 Preferred Shares and the Series C-2 Preferred Shares.

“Series C ROFR” has the meaning ascribed to it in Section 3.4.

“Series C ROFR Exercise Notice” has the meaning ascribed to it in Section 3.8(b).

“Series C-1 Preferred Shares” means the Company’s series C-1 preferred shares of par value US$0.10 each, having the rights, privileges, preferences and restrictions set forth in this Agreement and the Restated Articles.

“Series C-2 Preferred Shares” means the Company’s series C-2 preferred shares of par value US$0.10 each, having the rights, privileges, preferences and restrictions set forth in this Agreement and the Restated Articles.

“Shareholders” means the holders of the Shares.

“Shares” means shares in the capital of the Company. All references to Shares herein shall be deemed to be shares of any or all classes as the context may require, whether the Common Shares, the Preferred Shares or others (where applicable).

“Share Plan” means the Company’s equity incentive programs to grant options or other equity incentive shares to employees, officers, or consultants of any Group Companies as adopted by the Board from time to time in accordance with this Agreement and the Restated Articles.

“Significant Group Company” means any of the Group Company that attributes twenty percent (20%) or more of the revenue to the Company on a consolidated basis.

“Social Insurance” means any form of social insurance required under applicable laws, including without limitation, the national and local employer’s contributions for pensions, medical insurance, unemployment insurance, work-related injury insurance, pregnancy benefits, and housing accumulation funds as required in the PRC, Taiwan and other applicable jurisdictions.

“Special Drag-Along Notices” has the meaning ascribed to it in Section 7.4(d).

“Special Drag-Along Rights” has the meaning ascribed to it in Section 7.4(d).

“Subscription Agreement” has the meaning ascribed to it in the Recitals.

“Taiwan” means the Republic of China (Taiwan).

“Taiwan IPO” has the meaning ascribed to it in Section 8.11(c).

“Tax” or “Taxes” means PRC (including any subdivision, municipality, province or locality of the PRC or any agency thereof) or other non-PRC income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, unclaimed property to escheatment, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the tax liability of any other person.

“Tax Return” means any report, return, election, statement or other document or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return, or declaration of estimated Taxes.

“Third Drag-Along” has the meaning ascribed to it in Section 7.4(c).

“Third Drag-Along Notice” has the meaning ascribed to it in Section 7.4(c).

“Third Notice” has the meaning ascribed to it in Section 3.8(d).

“Tmall” has the meaning ascribed to it under “Business Cooperation Agreement” in Section 1.1.

“Trade Sale” has the meaning ascribed to it in Section 7.1.

“Trademark Filing Plan” has the meaning ascribed to it in the Subscription Agreement.

“Transaction Documents” means, collectively, this Agreement, the Series B Subscription Agreement, the Subscription Agreement, the Director Indemnification Agreement (as defined in the Series B Subscription Agreement and the Subscription Agreement, respectively), the Business Cooperation Agreement, the Restated Articles and any schedules and exhibits attached hereto, and any other documents reasonably required to be entered into in connection with the transactions contemplated thereunder.

“Transfer Notice” has the meaning ascribed to it in Section 3.8(a).

“Transfer Shares” has the meaning ascribed to it in Section 3.8(a).

“U.S. Investor” means (a) Goldman Sachs, (b) MC Investment Asset Holdings LLC (“MC”), (c) any Investor that is a United States person, and (d) any Investor that is an entity treated as a foreign entity for U.S. federal income tax purposes, one or more of the owners of which are United States persons.

“U.S. Special Resolution Regime” means each of the Federal Deposit Insurance Act (12 U.S.C. §§ 1811–1835a) and regulations promulgated thereunder and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (12 U.S.C. §§ 5381–5394) and the regulations promulgated thereunder.

“United States” or “U.S.” means the United States of America.

“United States person” includes any citizen or resident (including Green Card holder) of the United States, any citizen or resident of another country that has been present in the United States for more than 183 days during the last three (3) years (taking each day into account during the current year, 1/3 of the days in the preceding year, and 1/6 of the days during the second preceding year), any partnership or corporation created or organized in the United States or under the law of the United States or of any U.S. State, any trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust, or (ii) one or more United States persons have authority to control all substantial decisions of the trust, and an estate other than an estate the income of which from sources outside the U.S. which is not subject to U.S. federal income tax.

1.2	Interpretations. Unless the context requires otherwise or unless otherwise specified herein, in this Agreement:

(a)	all words used in the singular herein shall be deemed to have been used in the plural and in the masculine shall include the feminine and the neuter and vice versa;

(b)	any reference to any party shall be construed so as to include its successors in title and permitted assigns;

(c)	any reference to any agreement or instrument is a reference to that agreement or instrument as amended or novated;

(d)	all references to “US$” are to currency of the United States (and shall be deemed to include reference to the equivalent amount in other currencies);

(e)	the phrase “directly or indirectly” means directly, or indirectly through one or more intermediate persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning;

(f)	“assets” includes present and future properties, revenues and rights of every description;

(g)	“Business Day” is a day on which commercial banks and foreign exchange markets settle payments in Taiwan, the PRC, Hong Kong and the Cayman Islands but does not include a Saturday, Sunday or a public holiday;

(h)	“control” (including the terms “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise;

(i)	“indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or further, actual or contingent;

(j)	“person” includes an individual, a partnership, a corporation (including a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority;

(k)	“laws” means any constitutional provision, statute or other law, regulation, rule, official directive, order, request, codes of practice or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organization; and

(l)	“transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, hypothecation, encumbrance, grant of a security interest in or other disposal or attempted disposal of all or any portion of a security, any interest or rights in a security, or any rights; and “transferred” means the accomplishment of a transfer, and “transferee” means the recipient of a transfer.

2.	Information and Inspection Rights

2.1	Information Rights. The Company shall deliver or make available the following reports (in accordance with the provisions set forth in Section 16.7 hereof) to each Major Investor:

(a)	(i) within sixty (60) calendar days after the end of each financial year of the Company, an unaudited consolidated statements of income and cash flows for such financial year, and an unaudited consolidated balance sheet and a statement of shareholders’ equity as of the end of such financial year, and (ii) within ninety (90) calendar days after the end of each financial year of the Company, audited annual consolidated financial statements of the Company and its subsidiaries including (x) a consolidated balance sheet as of the end of such year, (y) consolidated statements of income and of cash flows for such year, and (z) a statement of shareholders’ equity as of the end of such year, prepared in accordance with the Accounting Standards and audited by independent public accountants of internationally recognized standing selected by the Company;

(b)	within forty-five (45) calendar days after the end of each of the first three (3) quarters of each financial year of the Company, an unaudited consolidated statements of income and cash flows for such fiscal quarter, and an unaudited consolidated balance sheet and a statement of shareholders’ equity as of the end of such fiscal quarter, all prepared in accordance with the Accounting Standards (except that such financial statements may (i) be subject to normal year-end audit adjustments, and (ii) not contain all notes thereto that may be required in accordance with the Accounting Standards);

(c)	within thirty (30) calendar days after the end of each fiscal month, an unaudited consolidated balance sheets of the end of such month and income statement and statement of cash flows, for such month of the Company generated from management accounts of the Company;

(d)	a copy of the Group’s annual business plan for the following fiscal year (with quarterly financial projections) at least thirty (30) calendar days prior to the beginning of such fiscal year;

(e)	within thirty (30) calendar days after the end of each fiscal month, certain key performance indicators as specified by Alibaba, including operational metrics, progress toward milestones, and partnership and customer updates, and certified as true, correct and not misleading by the chief financial officer of the Company;

(f)	promptly following receipt by the Company, each audit response letter, accountant’s management letter and other written report submitted to the Company by its independent public accountants in connection with an annual or interim audit of the books of the Company and its subsidiaries;

(g)	promptly after the commencement thereof, notice of all actions, suits, claims, proceedings, investigations and inquiries that could materially affect the Group, if any; and

(h)	such other documents or information about the affairs of the Group as may be reasonably requested by any Major Investor.

2.2	Inspection Rights. The Company covenants and agrees, and the Company shall procure each other Group Company to covenant and agree, that any Major Investor, at its expenses, shall have the right to (a) inspect the facilities, records and books of each Group Company at any time during regular working hours, and (b) discuss the business, operations and conditions of the Group Companies with their respective directors, officers, employees, accountants and legal counsel, in each case, upon reasonable prior notice to the Company; provided, however, that no Group Company shall be obligated pursuant to this Section 2.2 to provide access to any information if the disclosure of which, as determined by the Board in good faith, will materially and adversely affect the attorney-client privilege between the Company and its external legal counsel.

2.3	Termination of Information and Inspection Rights. The covenants set forth in Section 2.1 and Section 2.2 shall terminate and be of no further force or effect immediately before the consummation of an IPO.

2.4	Confidentiality. Each Major Investor agrees that it will keep confidential and will not disclose, divulge, or use for any purpose (other than to monitor its investment in the Company and otherwise permitted under the Transaction Documents) any confidential information obtained from the Group pursuant to Section 2.1 and Section 2.2 of this Agreement, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 2.4 by such Major Investor), (b) is or has been independently developed or conceived by such Major Investor without use of the Group’s confidential information, (c) is or has been made known or disclosed to such Major Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Group, or (d) is already in such Major Investor’s possession on a non-confidential basis from a source (other than the Group) that is not known by such Major Investor to be prohibited from disclosure by a contractual or legal obligation; provided, however, that each Major Investor may disclose confidential information (i) to its Affiliates, its or its Affiliates’ current or bona fide prospective partners, directors, officers, employees, co-investors, transferees or bankers, lenders, attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in the Company as such Major Investor deems appropriate. in each case only where such persons or entities are under appropriate non-disclosure obligations; (ii) to any prospective purchaser of any Shares from such Major Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 2.4; (iii) as may otherwise be required by applicable law (including stock exchange regulations and rules), regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a court or by a judicial, governmental, regulatory or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents); provided that such Major Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure; and (iv) where the disclosure is approved in writing by the party providing the confidential information.

3.	Transfer Restrictions

3.1	Restrictions on Transfer of Equity Securities by the Founder Parties and the Restricted Shareholders. Subject to Section 3.13 below, (a) each of the Key Management Members, Management Holding Company and Perfect AA Corp. (collectively, the “Restricted Shareholders”), and (b) each Founder Party hereby covenants and agree that he or she or it (i) will not directly or indirectly transfer any Equity Securities in the Company held by it or him or her, (ii) will not directly or indirectly transfer any Equity Securities in his or her or its holding vehicle(s) that directly or indirectly holds the Equity Securities of the Company, and (iii) will procure such holding vehicle(s) not to directly or indirectly transfer any Equity Securities of the Company, in each case of (a) through (b) above, prior to the occurrence of the closing or completion of a Qualified Exit without the prior written consents of the majority of the Directors (which shall include the Goldman Director and the Alibaba Director, but excluding the Founder).

3.2	CyberLink’s Covenants on Transfer of Equity Securities. CyberLink hereby covenants and agree that, subject to this Section 3.2(a) and (b) below, CyberLink (i) will not directly or indirectly transfer any Equity Securities in the Company held by it; (ii) will not directly or indirectly transfer any Equity Securities in its holding vehicle(s) that directly or indirectly holds the Equity Securities of the Company, and (iii) will procure such holding vehicle(s) not to directly or indirectly transfer any Equity Securities of the Company, provided that:

(a)	if any such transfer by it of the Equity Securities in the Company is consummated between the date hereof and its second (2nd) anniversary, (i) it, together with Restricted Shareholders and each Founder Party, shall collectively hold at least fifty-one percent (51%) of all Shares (calculated on a fully-diluted basis) issued and outstanding after the consummation of such transfer and (ii) it will continue to hold the largest number of Shares amongst all Shareholders after the consummation of such transfer; and

(b)	if any such transfer by it of the Equity Securities in the Company is consummated between the second (2nd) anniversary of the date hereof and the day immediately prior to the fourth (4th) anniversary of the date of hereof, it will continue to hold the largest number of Shares amongst all Shareholders after the consummation of such transfer;

provided further, that the above covenant and agreement of CyberLink’s transfer restriction under this Section 3.2 shall expire and be of no further force and effect at the earlier of (i) the fourth (4th) anniversary of the date hereof, (ii) immediately prior to the closing or completion of a Qualified Exit or (iii) upon the prior written consents of the majority of the Directors (which shall include the Goldman Director).

3.3	Restrictions on Transfers to Alibaba Competitors. Notwithstanding anything contained herein or elsewhere to the contrary, without the prior written consent of Alibaba, no Shareholder may transfer, or permit the transfer of, any Equity Securities of any Group Company to any competitor of Alibaba Group Holding Limited set forth in Schedule C attached hereto or its Affiliates (the “Alibaba Competitors”; for the avoidance of doubt, MC and its Affiliates shall not be deemed as an Alibaba Competitor for any purpose under the Transaction Documents or any other agreement of the Company); provided that the aforementioned restrictions on transfers to Alibaba Competitors are also not applicable where (i) Alibaba holds less than five percent (5%) of the Company’s share capital on a fully-diluted basis; or (ii) the Business Cooperation Agreement is no longer effective (the “Alibaba Competitor Fall Away Conditions”). For the avoidance of doubt, and notwithstanding anything contained herein or elsewhere to the contrary, if any Alibaba Competitor Fall Away Condition is satisfied, the restrictions on transfers to Alibaba Competitors contemplated pursuant to this Section 3.3 shall no longer apply under any event. The Parties acknowledge and agree that Alibaba shall have the right to update the list of Alibaba Competitors once every twelve (12) months, upon prior written notice to the Company at least thirty (30) days before the effective date of such update; provided that the total number of the Alibaba Competitors shall not exceed eight (8) (for the avoidance of doubt, for the purposes of calculating the number of Alibaba Competitors, each Alibaba Competitor and its Affiliates shall be deemed one competitor only). The Alibaba Competitors shall not include Amazon.com, Inc. or its Affiliates. Notwithstanding the foregoing, Alibaba shall not update the list of the Alibaba Competitors by including any entity known by Alibaba to be an acquirer(s) or buyer(s) candidate who has submitted a legally binding offer for a transaction involving the Group that may constitute a Trade Sale so long as such acquirer(s) or buyer(s) is not already in the list of Alibaba Competitors.

3.4	Special Right of First Refusal of Series C Holders. Subject to the exceptions set forth in Section 3.13 below and notwithstanding any provision to the contrary in this Agreement, prior and in preference to any right set forth in Sections 3.5, 3.6 and 3.7 or elsewhere, each Shareholder (other than Alibaba) hereby grants to the Series C Holders the right of first refusal (the “Series C ROFR”) to purchase any or all of the Equity Securities of the Company (that are not Series C Preferred Shares) that such Shareholder may from time to time propose to transfer.

3.5	Special Right of First Refusal of Series B Holders. Subject to Section 3.4 above and the exceptions set forth in Section 3.13 below, prior and in preference to any right set forth in Section 3.6, Section 3.7 or elsewhere, each Shareholder hereby grants to the Series B Holders the right of first refusal (the “Series B ROFR”) to purchase any or all of the Equity Securities of the Company (that are not Series C Preferred Shares or Series B Preferred Shares) that such Shareholder may from time to time propose to transfer.

3.6	Right of First Refusal of Series A/A-1 Holders. Subject to Sections 3.4 and 3.5 above and the exceptions set forth in Section 3.13 below, with respect to any transfer of the Common Shares that is conducted after in full compliance with the terms and conditions of, and in the manner specified in this Agreement (a “Permitted Transfer”), each Common Shareholder hereby grants to the Series A/A-1 Holders other than the Selling Shareholder (as defined below) the right of first refusal (the “Right of First Refusal”) to purchase any or all of the Common Shares that such Common Shareholder may from time to time propose to transfer.

3.7	Special Right of First Refusal amongst Series A/A-1 Holders. Subject to Sections 3.4 and 3.5 above, with respect to any transfer of the Series A Preferred Shares or Series A-1 Shares, each Series A/A-1 Holder hereby grants to the other Series A/A-1 Holder the right to purchase the Series A Preferred Shares and Series A-1 Preferred Shares that such Series A/A-1 Holder may from time to time propose to transfer (the “Series A/A-1 ROFR”).

3.8	Exercise Procedures.

(a)	Transfer Notice. In the event that a Shareholder other than Alibaba (a “Selling Shareholder”) desires to accept a bona fide offer for the transfer of any or all of its Equity Securities of the Company (other than the Series C Preferred Shares) (the “Transfer Shares”), such Selling Shareholder shall promptly deliver to the Company and each of the Preferred Shareholders (other than such Selling Shareholder) a written notice (a “Transfer Notice”) summarizing the basic terms and conditions of such proposed transfer, including the identity of the prospective transferee (the “Prospective Transferee”) and the bona fide cash price or, in reasonable detail, other consideration for which the Selling Shareholder proposes to transfer the Transfer Shares. In the event that the proposed transfer is being made pursuant to Section 3.13, the Transfer Notice shall state under which limb(s) provided in Section 3.13 the proposed transfer is being made.

(b)	Exercise of Series C ROFR. For a period of ten (10) calendar days following the receipt of the Transfer Notice (the “Series C Election Period”), each Series C Holder shall have the right to, prior to and in preference to any right of any other Shareholder, agree to purchase any or all of the Transfer Shares, upon the terms and conditions specified in the Transfer Notice, subject to the following conditions:

(i)	Such Series C ROFR shall be exercisable by written notice (the “Series C ROFR Exercise Notice”) delivered to the Selling Shareholder and the Company prior to the expiration of the Series C Election Period. The Series C ROFR Exercise Notice shall include the maximum number of the Transfer Shares that such Series C Holder wishes to purchase, irrespective of its pro rata interest in the Transfer Shares. To the extent that the Transfer Shares need to be allocated among the Series C Holders, they shall be allocated based on the holdings of Common Shares (calculated on an as-converted basis with respect to the Series C Preferred Shares only) of each Series C Holder that desires to exercise the Series C ROFR.

(ii)	If Series C ROFR is exercised with respect to all the Transfer Shares specified in the Transfer Notice, then the Series C Holders who exercised the Series C ROFR shall effect the purchase of such Transfer Shares, including the payment of the purchase price, not more than thirty (30) Business Days after the delivery of the Series C ROFR Exercise Notice. At such time, the Selling Shareholder shall deliver to such Series C Holders the share certificates (if any) representing the Transfer Shares to be purchased and a duly executed instrument of transfer or the relevant Transfer Shares. In the event that any Series C Holder does not give the Series C ROFR Exercise Notice to the Selling Shareholder and the Company within the Series C Election Period, such Series C Holder shall be deemed to have waived its Series C ROFR with respect to such transfer.

(c)	Exercise of Series B ROFR. To the extent any Transfer Shares are not purchased pursuant to the Series C ROFR Exercise Notice, the Selling Shareholder shall, at the earlier of (A) the date immediately following the expiration of the Series C Election Period, and (B) the date on which all Series C Holders have delivered a written notice to the Selling Shareholder to exercise or decline exercising the Series C ROFR, deliver to each Series B Holder a written notice (the “Second Notice”). The Second Notice shall specify the remaining balance of the Transfer Shares that are not subject to Series C ROFR Exercise Notice. For a period of fifteen (15) Business Days following the receipt of the Transfer Notice (the “Series B Election Period”), each Series B Holder shall have the right to agree to purchase any or all of the Transfer Shares, upon the terms and conditions specified in the Transfer Notice, subject to the following conditions:

(i)	Such Series B ROFR shall be exercisable by written notice (the “Series B ROFR Exercise Notice”) delivered to the Selling Shareholder and the Company prior to the expiration of the Series B Election Period. The Series B ROFR Exercise Notice shall include the maximum number of the Transfer Shares that such Series B Holder wishes to purchase, irrespective of its pro rata interest in the Transfer Shares. To the extent that the Transfer Shares need to be allocated among the Series B Holders, they shall be allocated based on the holdings of Common Shares (calculated on an as-converted basis with respect to the Series B Preferred Shares only) of each Series B Holder that desires to exercise the Series B ROFR.

(ii)	If Series B ROFR is exercised with respect to all the Transfer Shares specified in the Transfer Notice, then the Series B Holders who exercised the Series B ROFR shall effect the purchase of such Transfer Shares, including payment of the purchase price, not more than thirty (30) Business Days after the delivery of the Series B ROFR Exercise Notice.

At such time, the Selling Shareholder shall deliver to such Series B Holders the share certificates (if any) representing the Transfer Shares to be purchased and a duly executed instrument of transfer or the relevant Transfer Shares. In the event that any Series B Holder does not give the Series B ROFR Exercise Notice to the Selling Shareholder and the Company within the Series B Election Period, such Series B Holder shall be deemed to have waived its Series B ROFR with respect to such transfer.

(d)	Exercise of Right of First Refusal and Series A/A-1 ROFR. To the extent any Transfer Shares are not purchased pursuant to the Series C ROFR Exercise Notice and Series B ROFR Exercise Notice, the Selling Shareholder shall, at the earlier of (i) the date immediately following the expiration of the Series B Election Period, and (ii) the date on which all Series B Holders have delivered a written notice to the Selling Shareholder to exercise or decline exercising the Series B ROFR, deliver to each Series A/A-1 Holder other than the Selling Shareholder a written notice (the “Third Notice”). The Third Notice shall specify the remaining balance of the Transfer Shares that are not subject to the Series B ROFR Exercise Notice. For a period of ten (10) calendar days following the receipt of the Third Notice (the “Series A/A-1 Election Period”), each Series A/A-1 Holder shall have the right to purchase any or all of the remaining balance of the Transfer Shares, upon the same terms and conditions specified in the Transfer Notice. Each Series A/A-1 Holder shall exercise its Series A/A-1 ROFR (if the Transfer Shares are Series A Preferred Shares and/or Series A-1 Preferred Shares) or Right of First Refusal (if the Transfer Shares are Common Shares), as the case may be, in the same manner and subject to the same rights and conditions as the Series B Holders, as more specifically set forth in Section 3.8(c) hereof, except that:

(i)	the exercise notice pertaining to the Right of First Refusal or Series A/A-1 ROFR, as the case may be (the “Series A/A-1 Exercise Period”) shall (A) be delivered to the Selling Shareholder and the Company prior to the expiration of the Series A/A-1 Election Period, and (B) also include the maximum number of Transfer Shares that such Series A/A-1 Holder wishes to purchase, irrespective of its pro rata interest in the Transfer Shares. To the extent that the Transfer Shares need to be allocated among the Series A/A-1 Holders, they shall be allocated based on the holdings of the Common Shares (calculated on an as-converted basis with respect to the Series A Preferred Shares and Series A-1 Preferred Shares only) of each Series A/A-1 Holder that desires to exercise the Right of First Refusal or Series A/A-1 ROFR (as applicable).

(ii)	If the Right of First Refusal or Series A/A-1 ROFR (as applicable) is exercised with respect to all the remaining balance of the Transfer Shares specified in the Second Notice, then the Series A/A-1 Holders who exercised the Right of First Refusal or Series A/A-1 ROFR (as applicable) shall effect the purchase of such Transfer Shares, including payment of the purchase price, not more than thirty (30) Business Days after the delivery of the Series A/A-1 Exercise Period. At such time, the Selling Shareholder shall deliver to such Series A/A-1 Holders the share certificates (if any) representing the Transfer Shares to be purchased and a duly executed assignment or instrument of transfer or the relevant Transfer Shares. In the event that any Series A/A-1 Holder does not give the Series A/A-1 Exercise Period and the Company within the Series A/A-1 Election Period, such Series A/A-1 Holder shall be deemed to have waived its Right of First Refusal or Series A/A-1 ROFR (as applicable).

(e)	Non-Exercise. Subject to the Right of Co-Sale as provided under Section 3.9 (if applicable), to the extent that any Transfer Shares have not been purchased in accordance with Sections 3.8(b), 3.8(c) and 3.8(d) above, the Selling Shareholder may, not later than ninety (90) calendar days following delivery of the Transfer Notice, consummate a transfer of the remaining Transfer Shares, on terms and conditions not more favorable to the transferee than those described in the Transfer Notice and the Third Notice. Any transfer on terms and conditions more favorable to the transferee than those described in the Transfer Notice or Third Notice, and any transfer of any Transfer Shares by the Selling Shareholder after expiration of such ninety (90)-day period shall be deemed a new transfer separately subject to fresh compliance with this Section 3.8.

(f)	Exception. Notwithstanding any provision contained herein or elsewhere to the contrary, and for the avoidance of doubt, any transfer of the Series C Preferred Shares by any Series C Holder shall not be subject to any Series C ROFR, Series B ROFR, Series A/A-1 ROFR, Right of First Refusal or any other similar right of any other Party; and any transfer of the Series B Preferred Shares by any Series B Holder shall not be subject to any Series B ROFR, Series A/A-1 ROFR, Right of First Refusal or any other similar right of any other Party.

3.9	Right of Co-Sale.

(a)	Exercise of Right. If any of the Founder Parties, any of the Restricted Shareholders and/or CyberLink (each a “Restricted Party”) is a Selling Shareholder, and there are any Transfer Shares proposed to be transferred by such Restricted Party not purchased pursuant to the Series C ROFR set forth in Section 3.4, the Series B ROFR set forth in Section 3.5, the Right of First Refusal set forth in Section 3.6, or the Series A/A-1 ROFR set forth in Section 3.7 above, to the extent applicable, each Preferred Shareholder shall then have the option, exercisable upon written notice to such Restricted Party within ten (10) Business Days after the expiration of all required notice periods described above in Section 3.8, to participate in such Transfer Shares not elected to be purchased by the Preferred Shareholders in accordance with Sections 3.4, 3.5, 3.6 or 3.7 pursuant to the specified terms and conditions of the relevant Transfer Notice, up to the Co-Sale Pro Rata Portion of that Preferred Shareholder (the “Right of Co-Sale”). For purposes of this Agreement, the term “Co-Sale Pro Rata Portion” shall be, as to the Right of Co-Sale of a Preferred Shareholder, the percentage determined by dividing (i) the number of Shares held (on an as converted but not fully-diluted basis) by such Preferred Shareholder immediately prior to the transfer giving rise to the Right of Co-Sale, by (ii) the total number of Shares held (on an as converted but not fully-diluted basis) by the Preferred Shareholders and such Restricted Party immediately prior to the transfer giving rise to the Right of Co-Sale. To the extent that the Preferred Shareholders exercise such Right of Co-Sale, the number of Transfer Shares such Restricted Party may sell pursuant to the Transfer Notice shall be correspondingly reduced. A Preferred Shareholder who elects to exercise its Right of Co-Sale in accordance with this Section 3.9(a) is referred to in this Agreement as “Participant.” For the purposes of this Section 3.9 only, Preferred Shareholders shall not include any Restricted Party that may own Preferred Shares.

(b)	Procedures. Such Restricted Party shall permit each Participant to attend and participate in the closing of each transfer with respect to which such Participant has exercised its Right of Co-Sale. At the closing thereof (which shall not be later than sixty (60) calendar days after delivery of the Transfer Notice, the share certificate or certificates representing the Shares transferred by such Participant and such Restricted Party shall be delivered directly to the Prospective Transferee in consummation of the transfer of said Shares pursuant to the terms and conditions specified in the Transfer Notice, and the transferee shall concurrently therewith remit directly to such Restricted Party and to each Participant that portion of the sale proceeds to which each is entitled by reason of its participation in such transfer. To the extent that any Prospective Transferee refuses to purchase all Shares from any Participant, such Restricted Party shall not transfer any Shares to such Prospective Transferee unless and until, simultaneously with such transfer, such Restricted Party shall purchase such Shares from such Participant at the same price per Share such Restricted Party is transferring said Shares to the transferee.

(c)	Non-Exercise. If a Preferred Shareholder does not exercise its Right of Co-Sale under this Section 3.9 with respect to a Transfer Notice, such Restricted Party may, no later than ninety (90) calendar days following delivery of the relevant Transfer Notice to the Preferred Shareholders, conclude a transfer of the Shares covered by the relevant Transfer Notice, on terms and conditions not more favorable to such Restricted Party than those described in the relevant Transfer Notice. Any proposed transfer on terms and conditions more favorable than those described in the relevant Transfer Notice, as well as any transfer of the Shares by any Restricted Party after expiration of such ninety (90) day period, shall be deemed a breach of this Agreement unless done pursuant to fresh compliance with the Transfer Notice, the Right of Co-Sale, and other provisions of this Section 3.9.

(d)	Exception. Notwithstanding any provision contained herein or elsewhere to the contrary, neither any transfer of the Series C Preferred Shares by any Series C Holder, Series B Preferred Shares by any Series B Holder, nor Series A Preferred Shares and Series A-1 Preferred Shares by any Series A/A-1 Holder shall be subject to any Right of Co-Sale or any other similar right of any other Party.

3.10	Termination. The Series C ROFR, Series B ROFR, Right of First Refusal, Series A/A-1 ROFR, Right of Co-Sale, and Right of First Offer granted under Section 3.4, Section 3.5, Section 3.6, Section 3.7, Section 3.9, and Section 3.11 shall terminate and be of no further force or effect immediately before the consummation of an IPO.

3.11	Right of First Offer between Goldman Sachs and Alibaba. Subject to the exceptions set forth in Section 3.13 below and notwithstanding any provision to the contrary in this Agreement, Goldman Sachs and Alibaba hereby grants to each other the right of first offer (the “Right of First Offer”) to purchase all and not part of the Equity Securities of the Company that it may from time to time propose to transfer, by complying with the following.

(a)	If either Goldman Sachs or Alibaba proposes to sell or transfer any of its Equity Securities (such selling Party, “ROFO Seller”), it shall first give each other a notice of intent (the “Notice of Intent”), which setting forth the number of Equity Securities which it desires to sell and transfer. For a period of no more than fifteen (15) calendar days following the receipt of the Notice of Intent (the “Negotiation Period”), Goldman Sachs and Alibaba shall negotiate a transaction with such Equity Securities whereby the non-selling Party between Goldman Sachs and Alibaba (“ROFO Holder”) will purchase for cash all and not part of the Equity Securities at a price and upon other terms and conditions acceptable to ROFO Seller. Any such purchase shall be consummated on or prior to the sixtieth (60th) calendar day after the receipt of the Notice of Intent; provided that the Right of First Offer is only available if (i) only Goldman Sachs or Alibaba, and not both, proposes to transfer their Equity Securities in the Company, and (ii) after exercising the Right of First Offer for all and not part of such Equity Securities, the total shareholding percentage of PRC Persons in the Company (calculated on a fully-diluted and as-converted basis) does not exceed twenty percent (20%).

(b)	If pursuant to the Notice of Intent, (i) ROFO Holder elects not to exercise the right provided in this Section 3.11 (including electing not to purchase all of such Equity Securities); (ii) Goldman Sachs and Alibaba cannot agree on the terms and conditions of a purchase during the Negotiation Period; or (iii) Goldman Sachs and Alibaba shall agree on the terms and conditions of such purchase but ROFO Holder fails to pay the full purchase price by such agreed date pursuant to the agreed terms and conditions, then, in each case of Sections 3.11(b)(i) through (iii), ROFO Seller may sell such Equity Securities to any transferee within ninety (90) days after the later of the expiry of the Negotiation Period; provided, that if such Equity Securities are sold and transferred in accordance with limb (ii) above, then the price and terms upon which such Equity Securities are sold or transferred to the transferee shall not be more favorable to the transferee than the most favorable price and terms ROFO Holder has offered during the Negotiation Period.

(c)	If ROFO Seller does not consummate the sale of such Equity Securities in the said ninety (90) calendar days’ period, then the transfer of such Equity Securities shall again be subject to this Section 3.11.

3.12	Effect of Non-Compliant Transfer. To the extent permissible under the applicable laws, if any transfer of Equity Securities of any Group Company is made or attempted contrary to the provisions of this Agreement (a “Non-Compliant Transfer”), such Non-Compliant Transfer shall be void ab initio; the Company and the other Parties shall have, in addition to any other legal or equitable remedies which they may have, the right to enforce the provisions of this Agreement by actions for specific performance (to the extent permitted by law); and except to the extent otherwise prohibited by law, the Company shall not (a) record on its register of members and other books any attempted transfer of Shares in a Non-Compliant Transfer, or (b) treat as an owner of any Equity Securities of the Company, or accord the right to vote or pay dividends on account of any Equity Securities of the Company to, any transferee to whom the Equity Securities of the Company may have been transferred in a Non-Compliant Transfer.

3.13	Exempted Transfer. The transfer restrictions under Section 3.1, the Series C ROFR under Section 3.4, the Series B ROFR under Section 3.5, the Right of First Refusal under Section 3.6, the Series A/A-1 ROFR under Section 3.7, the Right of Co-Sale under Section 3.9, and the Right of First Offer under Section 3.11 shall not apply to (a) any transfer by a Founder Party or a Restricted Shareholder of (i) with respect to a Founder Party, up to ten percent (10%) of the Equity Securities of the Company held by the Founder Parties collectively as of the Effective Date, to the Founder’s Family Members or personal trust, or to a special purpose vehicle which is wholly owned by any Founder Party, in each case, for bona fide commercial reasons, or (ii) with respect to a Restricted Shareholder, up to ten percent (10%) of the Equity Securities of the Company held by such Restricted Shareholder as of the Effective Date, to such Restricted Shareholder’s Family Members or personal trust for estate planning purposes, (b) any repurchase by the Company of Common Shares held by any employee pursuant to the terms and conditions of the Share Plan, or (c) any transfer by an Investor to its Affiliates (each of the foregoing transferee, a “Permitted Transferee”); provided that, in each case of (a) through (c), (i) any Equity Securities of the Company transferred pursuant to this Section 3.13 shall remain to be subject to the terms and restrictions under this Agreement (including, without limitation, Section 3.1), (ii) adequate documentation therefore shall be provided to the Company and each other Shareholder, and (iii) each Permitted Transferee shall agree to comply with the provisions of Section 3.14 below in full.

3.14	Condition to Transfer. As a condition to the transfer of the Equity Securities of the Company, (i) any transferee of the Equity Securities of the Company in a transfer that is compliant with the provisions under this Agreement shall agree in writing to be bound by and comply with the provisions hereof by executing and delivering a Deed of Accession to the Company, and (ii) the Company shall not become a PRC Person as a result of such transfer.

4.	Preemptive Right

4.1	General. Each Preferred Shareholder (the “Preemptive Right Holder”) may purchase its Preemptive Right Holder’s Pro Rata Share (as defined below) of all (or any part) of any New Securities that the Company may from time to time issue after the Effective Date (the “Preemptive Right”). For the purpose of the Preemptive Right, a Preemptive Right Holder’s “Pro Rata Share” is a fraction of the New Securities:

(a)	the numerator of which shall be the number of the Common Shares as converted from the Preferred Shares then held by such Preemptive Right Holder (on an as converted but not fully-diluted basis) immediately prior to the issuance of New Securities giving rise to the Preemptive Right (for the avoidance of doubt, the Common Shares then held by such Preemptive Right Holder (if any) shall be excluded from calculation of such numerator); and

(b)	the denominator of which shall be the total number of Common Shares then outstanding (on an as converted but not fully-diluted basis) immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

4.2	Procedures. In the event that the Company proposes to undertake an issuance of New Securities in a single transaction or a series of related transactions, it shall give to the Preemptive Right Holders a written notice of its intention to issue such New Securities (the “Participation Notice”), describing the amount and the type of New Securities, the price and the general terms and conditions upon which the Company proposes to issue such New Securities. The Preemptive Right Holders shall have fifteen (15) Business Days from the date of receipt of any such Participation Notice (the “Participation Period”) to agree in writing to purchase such Preemptive Right Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the Participation Notice by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Preemptive Right Holder’s Pro Rata Share). If any Preemptive Right Holder fails to so agree in writing within such fifteen (15) Business Day period to purchase such Preemptive Right Holder’s full Pro Rata Share of an offering of New Securities, then such Preemptive Right Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not so agree to purchase; provided that if any Preemptive Right Holder fails to so agree within such fifteen (15) Business Days’ period solely because the Company fails to comply with the notice provision of this Section 4.2, then the Company shall not effect the proposed issuance of any New Securities. If any Preemptive Right Holder fails or declines to exercise its Pro Rata Share in full in accordance with this Section 4, the Company shall give a written notice (the “Second Participation Notice”) within five (5) Business Days following the Participation Period to all other Preemptive Right Holders who have exercised their respective Pro Rata Share in full. Each such Preemptive Right Holder shall have fifteen (15) Business Days from the date of receipt of any such Second Participation Notice (the “Second Participation Period”) to notify the Company in writing of its desires to purchase more than its Pro Rata Share of the New Securities and state therein the number of the additional New Securities it proposes to purchase (the “Additional Number”); provided, further, that Alibaba and NS shall have the right to exercise such overallotment right only if after exercising such overallotment right, the total shareholding percentage of Alibaba and NS in the Company (calculated on a fully-diluted and as-converted basis) does not exceed twenty percent (20%). If, as a result thereof, such oversubscription exceeds the total number of the New Securities available for purchase, each oversubscribing Preemptive Right Holder will be cut back by the Company with respect to its oversubscription to that number of the New Securities equal to the lesser of (i) the Additional Number or (ii) the product obtained by multiplying (x) the number of the remaining New Securities available for subscription by (y) a fraction, the numerator of which is the number of Common Shares (calculated on an as-converted but not fully-diluted basis) held by such oversubscribing Preemptive Right Holder immediately prior to the issuance of New Securities giving rise to the Preemptive Right and the denominator of which is the total number of Common Shares (calculated on an as-converted but not fully-diluted basis) held by all oversubscribing Preemptive Right Holders immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

4.3	Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Preemptive Right Holder exercises its Preemptive Right within the Participation Period following the issuance of the Participation Notice, the Company shall have ninety (90) calendar days thereafter to sell the remaining New Securities described in the Participation Notice (with respect to which the Preemptive Right hereunder was not exercised) at the same or higher price and upon non-price terms not more favorable to the purchasers thereof than specified in the Participation Notice. If the Company has not issued and sold such New Securities within such ninety (90)-day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Preemptive Right Holders pursuant to this Section 4.

4.4	Termination. The Preemptive Right shall terminate and be of no further force or effect immediately before the consummation of an IPO.

4.5	Restrictions on Issuance of Equity Securities to Alibaba Competitors. Notwithstanding anything contained herein or elsewhere to the contrary, without the prior written consent of Alibaba, the Company shall not, and the Company shall procure each other Group Company not to, issue any Equity Securities of any Group Company to any Alibaba Competitor. Any issuance of Equity Securities of any Group Company not made in compliance with this Section 4.5 shall be null and void as against such Group Company, shall not be recorded on the register of members or other books of such Group Company and shall not be recognized by such Group Company or any other Party.

5.	Voting Rights

5.1	General. Each Shareholder shall be entitled to cast the number of votes equal to the number of the Common Shares and the number of the Common Shares into which the Preferred Shares it holds are convertible as of the record date for determining the Shareholders entitled to vote on such matter or, if no record date is specified, as of the date of such vote. For the purpose of illustration only and not by way of limitation, without actually converting the Preferred Shares into the Common Shares in each case:

(a)	if the applicable Conversion Price remains unadjusted as of the record date, then the holder of 20,000,000 Preferred Shares shall be entitled to 20,000,000 votes, as 20,000,000 Preferred Shares may be convertible into 20,000,000 Common Shares pursuant to Section 8, and each Common Share is entitled to one vote; and

(b)	if the applicable Conversion Price is adjusted to, for example, US$0.25456 as of the record date, then the holder of 20,000,000 Series A-1 Preferred Shares is entitled to 25,000,000 votes, as 20,000,000 Series A-1 Preferred Shares may be convertible into 25,000,000 Common Shares pursuant to Section 8, and the number of votes for each Series B Preferred Shares and Series C Preferred Shares shall be adjusted accordingly, and each Common Share is entitled to one vote.

Except as provided by law or by the other provisions of the Restated Articles or this Agreement, the Preferred Shareholders and the Common Shareholders shall vote together as a single class.

5.2	Board Member.

(a)	The Restated Articles shall provide that, as of the Effective Date, the Board shall consist of not more than seven (7) directors, which shall include the Investor Directors set forth in Section 5.2(b) below.

(b)	The Restated Articles shall provide that, except as otherwise prohibited by law, each Shareholder covenants and agrees to vote all of its respective Shares in favor of, and to give its consent in writing and to take or cause to be taken all actions necessary to, ensure that (i) for so long as NS and its Affiliates together hold all of the Preferred Shares it holds at the Effective Date and at least three percent (3%) of the Shares on a fully-diluted basis (including all the Options and other Convertible Securities exercisable or convertible into Shares), NS may appoint one (1) director (the “NS Director”); (ii) for so long as Alibaba and its Affiliates together meet the Director Appointment Threshold, Alibaba may appoint one (1) director (the “Alibaba Director”); (iii) for so long as CyberLink and its Affiliates together hold all of the Preferred Shares it holds at the Effective Date and meet the Director Appointment Threshold, CyberLink may appoint one (1) director (the “CyberLink Director”); (iv) and for so long as Goldman Sachs and its Affiliates together meet the Director Appointment Threshold, Goldman Sachs may appoint one (1) director who shall not be a PRC Person (the “Goldman Director”, together with the NS Director, Alibaba Director and CyberLink Director, the “Investor Directors” and each an “Investor Director”); and (v) the holders of a majority of the then issued and outstanding Common Shares shall have the right to elect and appoint three (3) Directors (the “Common Directors”) and to remove and replace any such Common Director so appointed, in each case, by delivering a written notice to the registered office of the Company. Each Investor Director will have the right, but not the obligation, to serve as a member of any committee of the Board.

The rights to appoint, remove or replace the directors under this Section 5.2(b) shall be exercised by the relevant Shareholders delivering to the Company a written notice (duly signed by Shareholders holding the requisite majority as required under this Section), and any such appointment, removal or replacement of the Director(s) as specified therein shall be effective (without the requirement for any further approval or action on the part of the Shareholders or the Board) forthwith upon delivery of such written notice to the Company.

(c)	The Restated Articles shall provide that the quorum necessary for the transaction of the business of the Board shall be four (4) directors (which shall include at least two (2) of the Investor Directors) or their proxies. If a quorum is not present at a meeting of the Board at the time when the business is considered, any Director may require the meeting to be reconvened and any resolution passed when the meeting is not quorate shall be invalid (any such meeting being a “Failed Meeting”). In such event, the chairman of the Board shall send notice to all Directors within forty-eight (48) hours, convening a second meeting on the fifth (5th) Business Day after the Failed Meeting, at the same place and with the same agenda as set for the Failed Meeting pursuant to the procedures set forth in the Restated Articles. Without prejudice to Section 6.1, if after two (2) consecutive Failed Meetings, a third meeting of the Board is convened, at such third meeting a quorum shall exist with respect to those matters on the agenda which were not disposed of at the second Failed Meeting and which does not constitute a matter described in Section 6.1, if any three (3) or more Directors are present or represented by a proxy.

(d)	Upon Goldman Sachs’ request, the Goldman Director and/or Goldman Sachs’ Representative shall provide such financial and/or operational information in respect of the Company as Goldman Sachs may reasonably request from time to time, promptly upon request.

(e)	Each Shareholder and the Company hereby agree that:

(i)	a Goldman Director and/or Goldman Sachs’ Representative may:

(A)	subject to paragraph (ii) below, pass any information (including any confidential information) received from the Company or any Group Company, or which relates to the Company or any Group Company, in each case to Goldman Sachs, its Affiliates, and their respective partners, directors, officers and employees;

(B)	keep confidential any information relating to Goldman Sachs or any of its Affiliates, or not use or apply such information in performing his or her duties to the Company or any Group Company; and

(C)	subject to Section 5.4, attend and vote at board meetings (or any committee thereof) in respect of any matter which he or she has or may have a conflict of interest or duty by virtue of his or her appointment by the Investor, subject to compliance with the applicable laws including disclosure of such interest relating to the subject matter to the Board, and shall, to the maximum extent permitted by law, not be considered to be in breach of any fiduciary duties owing to the Company for doing so to the extent permitted under the applicable laws. Each Shareholder and the Company further agree that this paragraph shall apply mutatis mutandis to any director appointed by Goldman Sachs in other Group Companies; and

(ii)	subject to applicable laws, each Director shall not, and each Investor shall procure that the Director nominated by it will not, disclose, discuss or otherwise share with such Investor any proprietary information relating to any other Investor (but, for the avoidance of doubt, a Director may disclose to an Investor any proprietary information relating solely to such Investor).

5.3	Removal; Vacancies.

(a)	The NS Director may only be removed from the Board by NS by delivering a notice of removal to the Company. The Alibaba Director may only be removed from the Board by Alibaba by delivering a notice of removal to the Company. The CyberLink Director may only be removed from the Board by CyberLink by delivering a notice of removal to the Company. The Goldman Director may only be removed from the Board by Goldman Sachs by delivering a notice of removal to the Company; provided that if the Goldman Director is at any time (i) determined by Taiwan Governmental Authority to be a PRC Person, or (ii) reasonably determined by the Company to be a PRC Person, then Goldman Sachs shall, promptly after the Company’s notice of such determination, deliver a notice of removal to the Company, subject to such reappointment rights set forth in Section 5.

(b)	Any vacancies created by the resignation, removal or death of any Investor Director shall be filled pursuant to Section 5.2(b).

(c)	NS, Alibaba, CyberLink and Goldman Sachs shall (i) exercise reasonable effort to notify the Company as promptly as practicable in advance of any such removal of the relevant Investor Director appointed by it, and (ii) indemnify and hold harmless the Company from any claim brought by such removed Investor Director that such removal of the Investor Director it appointed was in violation of any legal or contractual right held by such Investor Director.

(d)	(i) If NS or CyberLink ceases to be entitled to appoint its Investor Director, or elects not to appoint an Investor Director pursuant to Section 5.2(b), such vacancy may be appointed by the holders of the majority of the Series A Preferred Shares and Series A-1 Preferred Shares, (ii) if Alibaba ceases to be entitled to appoint the Alibaba Director, or elects not to appoint the Alibaba Director pursuant to Section 5.2(b), such vacancy may be appointed by the Series B Majority, and (iii) if Goldman Sachs ceases to be entitled to appoint the Goldman Director, or elects not to appoint the Goldman Director pursuant to Section 5.2(b), such vacancy may be appointed by Series C Majority. Subject to this Section 5.3, the Directors may appoint any person to be a director, either to fill a vacancy or as an additional director provided that the appointment does not cause the number of directors to exceed any number fixed by or in accordance with the Restated Articles as the maximum number of directors.

(e)	Notwithstanding any other provision of this Agreement or any other Transaction Document, the Parties acknowledge that it is Goldman Sachs’ intention to remove (or cause the resignation of) the Goldman Director appointed by Goldman Sachs prior to a Qualified IPO and Goldman Sachs may remove (or cause the resignation of) the Goldman Director in its sole discretion if the Company Initiates or proposes to Initiate an IPO, but in no event shall Goldman Sachs be obligated to do so. Notwithstanding any other provision of this Agreement or the other Transaction Document to the contrary, the vacancy of the Investor Director Goldman Sachs is entitled to appoint occasioned by such removal or resignation shall not be filled by any person appointed by any other Shareholder or otherwise. For the purposes of this provision, “Initiate” means the formal submission and filing of the initial application documents to a stock exchange as required under applicable stock exchange rules and regulations, for the purpose of commencing an IPO application process.

5.4	Observer. For so long as an Investor and its Affiliates together in aggregate hold two percent (2%) or more of the Equity Securities of the Company (calculated on a fully-diluted basis) but is not entitled to appoint a director pursuant to Section 5.2(b) above, then such Investor shall have the following rights: (a) a representative selected by such Investor (the “Representative”) shall have the right to attend all meetings of the Board and any committees and subcommittees thereof (including telephonic Board and committee and subcommittee meetings) in a non-voting observer capacity; (b) the Representative may participate in discussions of matters brought to the Board and any committees and subcommittees thereof if approved or when inquired by the chairman; and (c) the Company will provide the Representative, concurrently with the provision of materials to members of the Board and any committee and subcommittee members, with copies of all minutes, consents, and other materials that it provides to directors and committee and subcommittee members, except for minutes and materials of meetings, portions of meetings, or confidential “closed sessions” which the Representative is not entitled to attend under the circumstances described in, and in accordance with, the paragraph immediately below. The Representative will also be provided with prior notice of all Board and committee and subcommittee meetings which he/she is entitled to attend in the same manner and at the same time as the members of the Board and committee and subcommittee members. The Representative’s absence and/or presence does not affect and/or establish a quorum at the Board and committee and subcommittee meetings. The Representative may only be removed its capacity as a Representative by the appointing Investor by delivering a notice of removal to the Company.

Notwithstanding anything contained in the preceding paragraph to the contrary, (i) if the Board reasonably determines that exclusion of the Representative or omission of information to be provided to the Representative under this Agreement is necessary to preserve the attorney-client privilege (based on the advice of counsel to the Company), to protect highly confidential proprietary information, or for other similar reasons, then the Company will have the right to exclude the Representative from a Board , committee or subcommittee meeting and/or a confidential “closed sessions” of the Board, committees or subcommittees or portions of meetings of the Board or the committees and subcommittees thereof in which such information is discussed, as applicable, or omit to provide the Representative with such information, in each case only to the extent reasonably deemed necessary by the Board for the reasons outlined above and (ii) if the Board, on advice of counsel, determines in good faith that there is a potential conflict of interest between the Investor or its Affiliates and the Company with respect to the subject matter of any meeting or portion of a meeting or information that is to otherwise be provided to the Representative pursuant to this Agreement, then the Company will have the right, in its sole discretion, to exclude the Representative from a Board, committee or subcommittee meeting and/or a confidential “closed sessions” of the Board, committees or subcommittees or portions of meetings of the Board or the committees and subcommittees thereof in which such subject matter is discussed or omit to provide the Representative with such information; provided, that, the Representative will be provided prior notice of such exclusion from the meeting or portion of the meeting.

6.	Protective Provisions

6.1	Board Reserved Matters. Notwithstanding any provision contained herein or elsewhere to the contrary, the Company shall not, and the Founder Parties and CyberLink shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following actions, whether in a single transaction or in a series of related transactions, whether directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without (in addition to any other vote required by law or the Restated Articles) the prior written consent of the majority of the Investor Directors then in the office or, if any of the following actions is to be approved at a meeting of the Board, the affirmative votes of one-half of the Investor Directors present at such meeting:

(a)	purchase or redeem or pay any dividend on any Equity Securities of any Group Company (other than any ordinary course repurchase of Equity Securities from former employees or consultants in connection with the cessation of their employment/services);

(b)	amend any Share Plan or approve any new equity-based compensation plan or any other bonus or incentive plan, if such Share Plan, equity-based compensation plan or other bonus or incentive plan would result in all Share Plans, equity-based compensation plans or other bonus or incentive plans, in the aggregate account for more than ten percent (10%) but not exceeding fifteen percent (15%) of the issued share capital of the Company on a fully-diluted basis;

(c)	create or authorize the creation of any debt, or issue of debt securities, in excess of US$2,000,000 or if the Group’s aggregate indebtedness would exceed US$2,000,000; create any liens or encumbrances over any assets, undertakings or rights of any Group Company except to secure any Permitted Indebtedness; or guarantee any indebtedness. For the avoidance of doubt, such indebtedness shall not include any loan or debt between the Group Companies as an ordinary course of business;

(d)	approve or amend any agreement or transaction (including any existing transaction) by and between any Group Company, on the one hand, and any Connected Party of any Group Company, on the other hand; or approve or amend any agreement or transaction with an employee (other than pursuant to the Share Plan and employment agreements);

(e)	select or change the external auditor for the Group and Taiwan consolidated auditing and reporting other than one of the “Big Four” accounting firms, or make any material changes to the accounting or financial policies or change the financial year or financial year-end of the Group;

(f)	establish a Group Company other than a wholly-owned Group Company or transfer shares of any Group Company unless to another wholly owned Group Company;

(g)	grant or amend any exclusivity or non-compete obligations to any third party other than any such obligations that (i) are required under any of the Company’s existing brand collaboration arrangements in its ordinary course of business and that are limited to a specified territory within a specific time period, and (ii) would not have an adverse effect on the Group’s ability to perform any of its obligations under any exclusivity or non-compete arrangement under the Business Cooperation Agreement; provided, however, that if such grant or amendment of any exclusivity or non-compete obligations to any third party would have any adverse effect on the Group’s ability to perform any of its obligations under the Business Cooperation Agreement, such grant or amendment shall require the prior written consent or affirmative vote (as the case maybe) of the Alibaba Director;

(h)	make any loan or advancement in an amount exceeding US$2,000,000 other than trade credit given in the ordinary course of business consistent with its past practice or to wholly owned subsidiaries of the Company. For the avoidance of doubt, such loan or advancement shall not include any loan or debt between the Group Companies as an ordinary course of business;

(i)	(i) acquire or dispose of any asset, undertaking, goodwill or entity in an amount in excess of US$2,000,000, or (ii) dispose of or exclusively license out any material Intellectual Property, in each case of (i) and (ii), in a single transaction or a series of related transactions;

(j)	commence, terminate or settle any litigation or arbitration in which the amount in dispute is or could reasonably be expected to exceed US$2,000,000 or involve any equitable relief, except that the aforementioned threshold is not applicable to anything related to Office of Foreign Asset Control, Foreign Corrupt Practices Act or anti-money laundering laws and regulations;

(k)	(i) adopt or amend the annual business plan and budget of the Group with the year-over-year increase of more than twenty percent (20%), or (ii) approve any spending that would exceed the amount in the then current annual business plan and budget duly approved by the Board by more than thirty percent (30%);

(l)	any significant capital expenditure aside from those in the approved annual business plan and budget, in excess of US$500,000;

(m)	subject to Section 3.13, any pledge by the Founder of the Equity Securities of the Company or any pledge by the Company of the Equity Securities of any of its subsidiaries;

(n)	appoint or remove the chief executive officer or the chief financial officer of the Company;

(o)	establish any sub-committee of the board of directors of the Company;

(p)	acquire any share capital or other securities of any entity or other assets in excess of US$2,000,000 (other than assets acquired in the ordinary course of business consistent with past practice) by any Group Company; or

(q)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

6.2	Shareholders’ Reserved Matters. Notwithstanding any provision contained herein or elsewhere to the contrary, the Company shall not, and the Founder Parties and CyberLink shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any of the following actions, whether in a single transaction or in a series of related transactions, whether directly or indirectly, and whether by amendment, merger, consolidation, scheme of arrangement, amalgamation, or otherwise, without (in addition to any other vote required by law or the Restated Articles, in particular Article 4(b) of the Restated Articles) the written consent or affirmative vote of the holders of the majority of the then outstanding Preferred Shares, given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class; provided that (i) for each of the matters described in Sections 6.2(d), (e) and (f), the written consent or affirmative vote of the Series C Majority and Series B Majority, voting as a separate class, shall also be required, (ii) for each of the matters described in Sections 6.2(b) and (i), the written consent or affirmative vote of the Series C Majority, voting as a single class, shall also be required, and (iii) for matter described in Section 6.2(c), the written consent or affirmative vote of the Series B Majority, voting as a single class, shall also be required:

(a)	amend or repeal any provision of the memorandum and articles of association (or other charter documents) of any Group Company (including but not limited to increasing or decreasing the authorized number of members of the Board or changing the terms, rights, preferences or powers of the Preferred Shares or any other Equity Securities of the Company);

(b)	amend, alter or repeal any provision of the memorandum and articles of association of any Group Company in a manner that would adversely affect the powers, preference or rights of the Series C Preferred Shares; provided that no amendment, alteration or repeal of such provision may disproportionately and adversely affect the powers, preference or rights of the Series C-2 Preferred Shares without the written consent or affirmative vote of the holders of the majority of the then outstanding Series C-2 Preferred Shares, voting as a single class;

(c)	amend, alter or repeal any provision of the memorandum and articles of association of any Group Company in a manner that would adversely affect the powers, preference or rights of the Series B Preferred Shares;

(d)	liquidate, dissolve or wind up the affairs of any Group Company or enter into or effect any other transaction constituting a Deemed Liquidation Event;

(e)	amend any Share Plan or approve any new equity-based compensation plan or any other bonus or incentive plan, if such Share Plan, equity-based compensation plan or other bonus or incentive plan would result in all Share Plans, equity-based compensation plans or other bonus or incentive plans in the aggregate accounting for more than fifteen percent (15%) of the issued share capital of the Company on a fully-diluted basis;

(f)	increase, reduce or cancel the authorized or issued share capital of any Group Company, except issue any Equity Security of any Group Company, other than any issuances where (i) the Company’s pre-money valuation for any future round fundraising is not lower than US$500,000,000, and such future round fundraising is related to the business plan and budget duly approved by the Board in accordance with this Agreement and the Restated Articles, and the Company’s ability to fulfill its obligations under the Business Cooperation Agreement would not be negatively affected in any material manner; or (ii) for increasing the paid-in capital of any Group Company (other than the Company) by the Company in order to sustain such Group Company’s normal course of operations; or (iii) pursuant to any Share Plan or approve any new equity-based compensation plan or any other bonus or incentive plan;

(g)	enter into any joint venture, partnership, strategic alliance, strategic cooperation or similar arrangements with any Alibaba Competitor; or enter into any joint venture, partnership, strategic alliance, strategic cooperation or similar arrangement with any party under which any Group Company, individually or collectively with any other Group Company, will hold more than 49.9% in ownership interest therein or invest more than US$1,000,000 (including in cash, assets, labor or the like) into such party;

(h)	materially extend or change the main line of business of the Group, or exit any current line of business;

(i)	select the underwriters or listing exchange, or approve the valuation or any material terms and conditions, for any IPO (including any restructuring or other preparation in anticipation of such IPO) that does not constitute a Qualified IPO;

(j)	any reorganization or consolidation concerning a Significant Group Company;

(k)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above; or

(l)	vary any rights or obligations to any class of shares of any Group Company (other than the Company);

(m)	re-designate or reclassify any shares or other Equity Securities convertible into or carrying a right of subscription in respect of the Equity Securities of any Group Company;

(n)	any other form of material merger and acquisition, selling any Group Company’s key tangible and intangible assets other than included in the approved annual budget;

(o)	Founder pledging or otherwise encumbering any Equity Securities of any Group Company (subject to compliance transfer restrictions under this Agreement and the Restated Articles) or the Company pledging any Equity Securities of any Group Company;

(p)	appoint or remove the chief executive officer or chief financial officer of the Company;

(q)	establish any sub-committee of the Board; or

(r)	any action by any Group Company to authorize, approve or enter into any agreement or obligation with respect to any of the actions listed above.

Notwithstanding anything to the contrary contained herein, where any act listed in sub-clauses (a) through (r) requires a special resolution in accordance with the law, and if the Shareholders vote in favor of such special resolution but the written consent or affirmative vote of the holders of the majority of the then issued and outstanding Preferred Shares (or in the case of sub-clauses (d), (e) and (f), the written consent or affirmative vote of the Series C Majority and Series B Majority, or in the case of sub-clauses (b) and (i), the written consent or affirmative vote of the Series C Majority, or in the case of sub-clause (c), the written consent or affirmative vote of the Series B Majority), has not been obtained, the holders of the majority of the then issued and outstanding Preferred Shares (or in the case of sub-clauses (d), (e) and (f), the written consent or affirmative vote of the Series C Majority and Series B Majority, or in the case of sub-clauses (b) and (i), the written consent or affirmative vote of the Series C Majority, or in the case of sub-clause (c), the written consent or affirmative vote of the Series B Majority) shall have, in such vote, the voting rights equal to the aggregate voting power of all the shareholders of the Company who voted in favor of the special resolution plus one.

7.	Drag-Along Right

7.1	Actions to Be Taken. In the event that prior to the consummation of an IPO, the holders of at least a majority of the Preferred Shares on an as converted to Common Share but not fully-diluted basis (collectively, the “Dragging Shareholders”) approve a transaction or a series of related transactions, in which a person, or a group of related persons, acquires a majority of the Equity Securities, assets, undertaking or voting power of the Company (either by way of transfer, acquisition, merger, consolidation, scheme of arrangement, amalgamation or otherwise) which values the Group at more than (i) two (2.0) times of the Series C Post-Money Valuation if completed on or prior to December 31, 2022, (ii) three (3.0) times of the Series C Post-Money Valuation if completed on or after January 1, 2023 and on or prior to December 31, 2024, (iii) four (4.0) times of the Series C Post-Money Valuation if completed on or after January 1, 2025 and on or prior to December 31, 2026; or (iv) two (2.0) times of the Series C Post-Money Valuation if completed after December 31, 2026 (a “Trade Sale”), then this Section 7.1 shall apply to such transaction(s) and each Shareholder and the Company hereby agree:

(a)	to sell the Equity Securities of the Company or any other Group Company (where applicable) owned by it or its Affiliates on a pro rata basis in connection with such Trade Sale;

(b)	to vote all of such Shareholder’s voting Equity Securities of the Company in favor of, or otherwise consent in writing to, such Trade Sale and in opposition of any and all other proposals that could reasonably be expected to delay or impair the ability of the Group to consummate such Trade Sale;

(c)	to refrain from exercising any dissenter’s rights, rights of appraisal or any other similar rights under applicable law or under any contract at any time with respect to such Trade Sale;

(d)	to execute and deliver all related documentation (including (i) duly executed instruments of transfer in respect of the Company or any other Group Company (where applicable) owned by it or its Affiliates in favour of such acquirer(s) in connection with such Trade Sale, (ii) return of share certificates (if any) for such Equity Securities to the Company or an indemnity in the agreed terms for any lost share certificates (if any), and (iii) all necessary waivers, consents and other documents to enable such acquirer(s) to be registered as a holder of such Equity Securities) and take such other action in support of such Trade Sale as shall reasonably be requested by the Dragging Shareholders in the case of paragraph (a) above, and by the Board in the case of paragraph (b) above; and

(e)	not to deposit, and to cause their Affiliates not to deposit, except as provided in this Agreement, any voting Equity Securities of any Group Company owned by such Shareholder or Affiliate in a voting trust or subject any such voting Equity Securities to any arrangement or agreement with respect to the voting of such Equity Securities, unless specifically requested to do so by the acquirer(s) in connection with such Trade Sale.

7.2	Limitations. Notwithstanding the provisions set forth under Section 7.1 and Section 7.4, the obligations of any Shareholders in the case of a Trade Sale duly approved by the Board in accordance with this Agreement and the Restated Articles, and any non-Dragging Shareholder in the case of a Trade Sale duly approved by the Dragging Shareholders in accordance with this Agreement and the Restated Articles, shall be subject to the satisfaction of each of the following conditions (which shall apply to a First Drag-Along, a Second Drag-Along, a Third Drag-Along and a Fourth Drag-Along mutatis mutandis):

(a)	Limitations on Representations and Warranties. In the case of a Trade Sale approved by the Dragging Shareholders, the non-Dragging Shareholders (and any Investors) shall not be required to (i) make any representations, warranties or covenants in connection with such Trade Sale other than with respect to the good and marketable titles of the Equity Securities held by such non-Dragging Shareholders (and/or any Investors) and its respective ability to convey title thereto free and clear of liens, encumbrances or adverse claims, (ii) be liable for the breach of any representation, warranty or covenant made by any other person in connection with the Trade Sale, other than the Company, and any liability shall be limited to such non-Dragging Shareholder’s (or any such Investor’s, as the case may be) applicable Equity Securities (based on the proceeds payable to each Shareholder in connection with such Trade Sale) of a negotiated aggregate indemnification amount that applies equally to all Shareholders but that in no event exceeds the amount of consideration otherwise payable to such non-Dragging Shareholder (or any such Investor, as the case may be) in connection with such Trade Sale, except with respect to claims related to fraud by such non-Dragging Shareholder (or any such Investor, as the case may be) (as determined pursuant to the decision of a final non-appealable court of competent jurisdiction in accordance with Sections 16.10 (Governing Law) and 16.11 (Dispute Resolution)), or (iii) agree to any covenant not to compete or covenant not to solicit customers or suppliers of any party to the Trade Sale (but may be required to agree to covenant not to solicit Group Company officers and employees if such non-Dragging Shareholder (or any such Investor, as the case may be) agrees in writing to be bound as such) or agree to any other covenants that are more restrictive than the other non-Dragging Shareholders (or any such Investors, as the case may be), unless such non-Dragging Shareholder (or such Investor, as the case may be) is a Group Company officer or employee. If an escrow amount is required for the liability of any non-Dragging Shareholder with respect to any representation and warranty or covenant made by the Company and/or the non-Dragging Shareholders in connection with such Trade Sale, the Dragging Shareholders shall use commercially reasonable efforts to keep the escrow percentage in the aggregate of the consideration payable to all Shareholders of the Company and escrow period to the minimum.

(b)	Consideration. Upon the consummation of a Trade Sale, all Shareholders will receive the same form and amount of consideration per Share, respectively, taking into account any liquidation preference to which the Preferred Shareholders are entitled in accordance with this Agreement and the Restated Articles, as applicable, immediately prior to the consummation of such Trade Sale, or if any Shareholders are given an option as to the form and amount of consideration to be received, all Shareholders will be given the same option.

(c)	Out-of-Pocket Expenditures. In the case of a Trade Sale duly approved by Dragging Shareholders in accordance with this Agreement and the Restated Articles, unless the out-of-pocket expenditures are divided pro rata between the Shareholders based on their respective shareholding, in which case the Dragging Shareholders shall bear their pro rata share of the out-of-pocket expenditures, no non-Dragging Shareholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of such Trade Sale (excluding modest expenditures for postage, copies, etc.), nor shall any non-Dragging Shareholder be obligated to pay any expenses incurred in connection with a consummated Trade Sale, except indirectly to the extent such costs are incurred for the benefit of all Shareholders and are paid by the Company or the acquiring person. The costs incurred by or on behalf of the non-Dragging Shareholders for its sole benefit will not be considered costs of the transaction hereunder, in which case the non-Dragging Shareholders shall bear such costs.

(d)	No Effect on Business Cooperation Agreement. None of the Trade Sale, First Drag-Along, Second Drag-Along, Third Drag-Along and Fourth Drag-Along shall affect the effectiveness and performance by the Group of the Business Cooperation Agreement.

7.3	Alibaba’s Special Right of First Refusal. The Company and all Shareholders agree and undertake that, in the event of a Trade Sale (excluding any transaction(s) contemplated by the Special Drag-Along Rights as set forth in Section 7.4 below, which for the avoidance of doubt, shall not be subject to this Section 7.3 in any event notwithstanding any provision herein to the contrary or elsewhere), Alibaba and/or its designated Affiliate(s) shall be entitled to a special right of first refusal (but not obligation) with respect to such Trade Sale, and the procedures set forth in Section 3.8 shall apply mutatis mutandis.

7.4	Series C Special Drag-Along Rights. Upon the Series C Majority’s request to sell any and all of the Group Companies or assets to another party on an arm’s length basis pursuant to Section 11.4 or election of Section 11.7 below:

(a)	such Series C Majority may, by delivering a written notice to the Company (the “First Drag-Along Notice”), request the Board to, subject to the fiduciary duties of the Directors, approve a transaction or a series of related transactions, in which a bona fide third party acquires any and all of the Group Companies or assets thereof on an arm’s length basis at a Group valuation of no less than US$500,000,000 (the “First Drag-Along”);

(b)	if the Company fails to complete the First Drag-Along and pay the aggregate Redemption Price in full within six (6) months of the date of First Drag-Along Notice, then such Series C Majority shall have the right to request that the Shareholders of up to two-thirds of the issued Shares of the Company (which, at the election of such Series C Majority, may include CyberLink, Management Holding Company, Golden Edge Co., Ltd., but shall exclude Alibaba) to agree to such transaction(s) where their Shares are to be sold pro rata to the number of Shares to be sold by such Series C Majority in such transaction(s) (on an as converted basis) to a bona fide third party at a Group valuation of no less than US$150,000,000 (the “Second Drag-Along”) by delivering a written notice to the Company and the Shareholders so elected (the “Second Drag-Along Notice”);

(c)	if the Second Drag-Along is not concluded within three (3) months from the date of the Second Drag-Along Notice, then such Series C Majority shall have the right to request that all Shareholders agree to such transaction(s) where their Shares are to be sold to a bona fide third party or that the Company to sell any or all of the Group Companies or assets thereof to another party, in each case, at a minimum Group valuation of US$100,000,000 (the “Third Drag-Along”) by delivering a written notice to the Company and all Shareholders (excluding the Shareholders representing such Series C Majority) (the “Third Drag-Along Notice”); and

(d)	if the Third Drag-Along is not concluded within three (3) months from the date of the Third Drag-Along Notice, then such Series C Majority shall have the right to request that all Shareholders agree to such transaction(s) where their Shares are to be sold to a bona fide third party or that the Company to sell any or all of the Group Companies or assets thereof to another party at any valuation (the “Fourth Drag-Along”, together with the First Drag-Along, the Second Drag-Along and the Third Drag-Along, the “Special Drag-Along Rights”) by delivering a written notice to the Company and all Shareholders (excluding the Shareholders representing such Series C Majority) (the “Fourth Drag-Along Notice”; together with the First Drag-Along Notice, the Second Drag-Along Notice and the Third Drag-Along Notice, the “Special Drag-Along Notices”), provided that, such third party purchaser shall not be an Alibaba Competitor unless any Alibaba Competitor Fall Away Condition is satisfied; provided, further, that such Series C Majority shall deliver a written notice to Alibaba at least twenty (20) calendar days before the delivery of each Special Drag-Along Notice, which states the Special Drag-Along Rights they intend to initiate. For a period of fifteen (15) calendar days upon the receipt of such notice, Alibaba shall have the right of first offer and negotiate with the Company and such Series C Majority to consummate such transactions provided under the relevant Special Drag-Along Rights and shall be treated as a bona fide third party under this Section 7.4. If (i) Alibaba elects not to exercise the right of first offer provided in this proviso to Section 7.4 or fails to make an offer within the said fifteen (15)-calendar day period; (ii) Alibaba, the Company and such Series C Majority cannot agree on the terms and conditions of a purchase during the said fifteen (15)-calendar day period; or (iii) Alibaba, the Company and such Series C Majority shall agree on the terms and conditions of such purchase but Alibaba fails to pay the full purchase price by such agreed date pursuant to the agreed terms and conditions, then, in each case of limbs (i) through (iii), such Series C Majority proceed with the delivery of the relevant Special Drag-Along Notices, and in the case of limb (iii), Alibaba’s right of first offer shall expire, and such Series C Majority shall not be required to deliver a written notice to Alibaba before the delivery of other Special Drag-Along Notice.

7.5	Protective Covenant. If Section 7.4 applies, the Company and each Shareholder (a) covenants and agrees to vote all of its respective Shares at a meeting or pursuant to written resolution(s) of the Shareholders, and shall cause their Investor Director(s) to vote all of their respective voting rights at a meeting or pursuant to written resolution(s) of the Board, in favour of any such transaction(s) contemplated pursuant to such Special Drag-Along Rights and to give its consent to take or cause to be taken all actions necessary and to execute and deliver all necessary related documentation to ensure the foregoing; and (b) hereby agree that Sections 7.1(a) to (e) shall apply mutatis mutandis hereto.

7.6	Exception. Notwithstanding anything contained herein or elsewhere, any kind of pre-emptive right, right of first refusal, right of first offer, right of co-sale or any other similar right shall not apply to a Trade Sale, a First Drag-Along, a Second Drag-Along, a Third Drag-Along or Fourth Drag-Along.

7.7	Termination. The rights and obligations under this Section 7 shall terminate and be of no further force or effect immediately before the consummation of an IPO.

8.	Conversion

8.1	Definitions. For purposes of this Section 8, the following definitions shall apply:

“Additional Common Shares” shall mean all Common Shares issued (or, pursuant to Section 8.2, deemed to be issued) by the Company after the applicable Original Issue Date, other than the following (but always subject to Section 6):

(a)	any Common Shares issued or issuable upon conversion of the Preferred Shares;

(b)	any Equity Securities of the Company issued in connection with any share subdivision, share dividend or other similar events in which all Preemptive Right Holders are entitled to participate on a pro rata basis;

(c)	any Equity Securities of the Company issued upon the exercise, conversion or exchange of any issued security if such issued security constituted a New Security;

(d)	any Series C Preferred Shares issued in accordance with the Subscription Agreement;

(e)	any Common Shares or Preferred Shares upon the exercise or conversion of Options or Convertible Securities outstanding as of the Effective Date;

(f)	that specific number of Common Shares (as adjusted for any share subdivision, share dividend, combinations, or any similar recapitalization events) reserved for and issuable or issued to officers, directors, employees, consultants, or advisors of the Group pursuant to the Share Plan duly approved by the Board in accordance with this Agreement and the Restated Article;

(g)	any Equity Securities of the Company offered in an IPO or a Qualified IPO; and

(h)	any Equity Securities of the Company which are otherwise excluded by the written consents of the holders of at least eighty percent (80%) of the Preferred Shares then outstanding in accordance with this Agreement and the Restated Articles.

“Conversion Price” for the Preferred Shares shall initially equal to the applicable Original Issue Price. Such initial Conversion Price shall be adjusted from time to time pursuant to Section 8.8.

“Conversion Shares” means the Common Shares issuable upon the conversion of the Preferred Shares.

“Convertible Securities” means any evidence of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Shares, but excluding Options.

“Option” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Shares or Convertible Securities.

“Original Issue Date” shall mean (a) in the case of Series A Preferred Shares, the date on which the Series A Preferred Shares are first issued, (b) in the case of Series A-1 Preferred Shares, the date on which the Series A-1 Preferred Shares are first issued, (c) in the case of Series B Preferred Shares, the date on which the Series B Preferred Shares are first issued, and (d) in the case of Series C Preferred Shares, the date on which the Series C Preferred Shares are first issued.

“Original Issue Price” shall mean (a) in the case of Series A Preferred Shares or Series A-1 Preferred Shares, US$0.3182 per share, (b) in the case of Series B Preferred Shares, US$0.3415 per share, (c) in the case of Series C-1 Preferred Shares, US$0.6146 per share, and (d) in the case of Series C-2 Preferred Shares, US$0.6829 per share, in each case, subject to appropriate adjustment in the event of any share dividend, subdivision, combination or other similar recapitalization with respect to the relevant Preferred Shares.

8.2	Conversion Rights. Subject to and in compliance with this Section 8, any Preferred Share may, at the election of its holder, be converted, at any time after the date of issuance of such Preferred Share, into such number of fully paid and nonassessable Common Shares as is determined by dividing the Original Issue Price by the Conversion Price in effect at the time of conversion.

8.3	Mechanics of Conversion. Any Preferred Shareholder who desires to convert the same into Common Shares pursuant to this Section 8 shall surrender the share certificate(s) therefor, at the office of the Company or any transfer agent of the Preferred Shares, and shall give a written notice to the Company at such office that it elects to convert the same. Such notice shall state the number of the Preferred Shares being converted. Thereupon, the Company shall promptly register such conversion in the register of members of the Company and issue and deliver at such office to such holder certificate(s) for the number of Common Shares to which such Preferred Shareholder is entitled and shall promptly pay (a) in cash or, to the extent sufficient funds are not then legally available therefor or upon such holder’s election, in the Common Share (at the Common Share’s fair market value determined in good faith by the Board as of the date of such conversion), plus any declared and unpaid dividends on the Preferred Shares being converted, and (b) in cash (at the Common Share’s fair market value determined in good faith by the Board as of the date of conversion) the value of any fractional Common Share otherwise issuable to such Preferred Shareholder. Such conversion shall be deemed to have been made at the close of business on the date of such conversion being recorded in the register of members of the Company, and the person entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the record holder of such Common Shares on such date.

8.4	Adjustment for Share Subdivisions and Combinations. If at any time or from time to time after the applicable Original Issue Date, the Company effects a share split of the outstanding Common Shares without a corresponding subdivision of the relevant Preferred Shares, the respective Conversion Price in effect immediately before that share subdivision shall be proportionately decreased. Conversely, if at any time or from time to time after the applicable Original Issue Date, the Company combines the outstanding Common Shares into a smaller number of shares without a corresponding combination of the relevant Preferred Shares, the respective Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 8.4 shall become effective at the close of business on the date the share subdivision or combination becomes effective.

8.5	Adjustment for Common Share Dividends and Distributions. If at any time or from time to time after the applicable Original Issue Date, the Company pays a dividend or other distribution in Additional Common Shares, the applicable Conversion Price then in effect shall be decreased as of the time of such issuance, as provided below:

(a)	The applicable Conversion Price shall be adjusted by multiplying the applicable Conversion Price then in effect by a fraction equal to:

(i)	the numerator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date; and

(ii)	the denominator of which shall be the total number of Common Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Common Shares issuable in payment of such dividend or distribution;

(b)	If the Company fixes a record date to determine which Common Shareholders are entitled to receive such dividend or other distribution, the applicable Conversion Price shall be fixed as of the close of business on such record date, and the number of Common Shares shall be calculated immediately prior to the close of business on such record date; and

(c)	If such record date is fixed and such dividend is not fully paid, or if such distribution is not fully made on the date fixed therefor, the applicable Conversion Price shall be recomputed accordingly as of the close of business on such record date, and thereafter the applicable Conversion Price shall be adjusted pursuant to this Section 8.5 to reflect the actual payment of such dividend or distribution.

(d)	Notwithstanding the foregoing, no such adjustment shall be made if any Preferred Shareholder simultaneously receives a dividend or other distribution of shares of Common Shares in a number equal to the number of Common Shares as it would have received if all outstanding shares of such Preferred Shares had been converted into the Common Shares on the date of such event.

8.6	Adjustment for Reclassification, Exchange and Substitution. If at any time or from time to time after the applicable Original Issue Date, the Common Shares issuable upon the conversion of the Preferred Shares is changed into the same or a different number of shares of any class(es) of the capital of the Company, whether by recapitalization, reclassification or otherwise (other than as a result of a share dividend, subdivision or combination otherwise treated above, in which case the provisions of Section 8.5 above shall apply), in any such event each Preferred Shareholder shall then have the right to convert such Preferred Shares into the kind and amount of share and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of Common Shares into which such Preferred Shares could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

8.7	Reorganizations, Mergers or Consolidations. If at any time or from time to time after the applicable Original Issue Date, there is a capital reorganization of the Common Shares or the merger or consolidation of the Company with or into another corporation or another person (other than as a result of a share dividend, subdivision or combination otherwise treated above, in which case the provisions of Section 8.5 above shall apply), as a part of such capital reorganization, provision shall be made so that Preferred Shareholders shall thereafter be entitled to receive upon conversion of the Preferred Shares the number of shares or other securities or property of the Company to which a holder of the number of Common Shares deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such share or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 8.7 with respect to the rights of Preferred Shareholders after the capital reorganization to the end that the provisions of this Section 8.7 (including adjustment of the applicable Conversion Price then in effect and the number of shares issuable upon conversion of the relevant Preferred Shares) shall be applicable after that event and be as nearly equivalent as practicable.

8.8	Issuance of Shares below Conversion Price.

(a)	If at any time or from time to time after the applicable Original Issue Date, the Company issues or sells, or is deemed by the express provisions of this Section 8.8(d) to have issued or sold, Additional Common Shares, other than a subdivision or combination of Common Shares as provided in Section 8.4 above, and other than as a dividend or other distribution on any class of shares as provided in Section 8.5 above, for a price less than the then effective applicable Conversion Price, then the then existing applicable Conversion Price shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined in accordance with the following formula:

CP2 = CP1 ×	A + B
A + C

For purposes of the foregoing formula, the following definitions shall apply:

(i)	CP2 shall mean the applicable Conversion Price in effect immediately after the issuance or deemed issuance of the Additional Common Shares;

(ii)	CP1 shall mean the applicable Conversion Price in effect immediately prior to such issuance or deemed issuance of the Additional Common Shares;

(iii)	A shall mean the number of Common Shares deemed outstanding immediately prior to such issue or sale, treating for this purpose as outstanding as of a given date the sum of (A) the number of Common Shares actually outstanding, (B) the number of Common Shares into which the then outstanding Preferred Shares could be converted if fully converted on the day immediately preceding the given date, (C) the number of Common Shares which could be obtained through the exercise or conversion of all other rights, Options and Convertible Securities outstanding on the date immediately preceding the given date, and (D) the number of Common Shares reserved for the underlying shares of Options which have not been granted upon the given date;

(iv)	B shall mean the number of Common Shares which the Aggregate Consideration (as defined below) received by the Company for the total number of Additional Common Shares so issued would purchase at the applicable Conversion Price in effect immediately prior to such issuance or sale; and

(v)	C shall mean the total number of such Additional Common Shares so issued in such transaction.

(b)	No adjustment shall be made to a Conversion Price in an amount less than one-half of one cent per share. Any adjustment otherwise required by this Section 8.8 that is not required to be made due to the preceding sentence shall be included in any subsequent adjustment to the applicable Conversion Price. Except to the limited extent provided for in Section 8.8(e) below, no adjustment of such applicable Conversion Price pursuant to this Section 8.8 shall have the effect of increasing the applicable Conversion Price above the applicable Conversion Price in effect immediately prior to such adjustment.

(c)	For the purpose of making any adjustment required under this Section 8.8, the aggregate consideration received by the Company for any issue or sale of such Equity Securities (the “Aggregate Consideration”) shall:

(i)	to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale but without deduction of any expenses payable by the Company;

(ii)	to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board, and

(iii)	if Additional Common Shares, Convertible Securities or Options are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Common Shares, Convertible Securities or Options.

(d)	For the purpose of any Options or Convertible Securities, if the price of such Additional Common Shares is less than the respective Conversion Price, in each case the Company shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the aggregate maximum number of Additional Common Shares issuable upon exercise or conversion thereof (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time) and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the issuance of such Options or Convertible Securities, plus:

(i)	in the case of such Options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such Options; and

(ii)	in the case of such Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to such clauses.

(e)	Without limiting the generality of Section 8.8(c)(i), if the minimum amount of consideration payable to the Company upon the exercise or conversion of Options or Convertible Securities is reduced over time or on the occurrence or nonoccurrence of specified events other than by reason of anti-dilution adjustments, the applicable Conversion Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities is subsequently increased, the applicable Conversion Price shall be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such Options or Convertible Securities.

(f)	No further adjustment of the applicable Conversion Price, as adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Common Shares or the exercise of any such Options or the conversion of any such Convertible Securities. If any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the applicable Conversion Price as adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the applicable Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Common Shares so issued were the Additional Common Shares, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Common Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities; provided that such readjustment shall not apply to prior conversions of the Preferred Shares.

8.9	Certificate of Adjustment. In each case of an adjustment or readjustment of the applicable Conversion Price for the number of Common Shares or other securities issuable upon conversion of the Preferred Shares, if the Preferred Share is then convertible pursuant to this Section 8, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to the Preferred Shareholders at their addresses as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or deemed to be received by the Company for any Additional Common Shares issued or sold or deemed to have been issued or sold, (b) the applicable Conversion Price at the time in effect, (c) the number of Additional Common Shares, and (d) the type and amount, if any, of other property which at the time would be received upon conversion of the Preferred Shares.

8.10	Notices of Record Date. Upon (a) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (b) any Deemed Liquidation Event, the Company shall mail to Preferred Shareholders at least five (5) Business Days prior to the record date specified therein (or such shorter period approved by the holders of a majority of the outstanding Common Shares and Preferred Shares voting as a single class and on an as-converted to Common Shares but not fully-diluted basis) a written notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (ii) the date on which any such Deemed Liquidation Event is expected to become effective, and (iii) the date, if any, that is to be fixed as to when the holders of record of the Common Shares (or other Equity Securities of the Company) shall be entitled to exchange their Common Shares (or other Equity Securities of the Company) for securities or other property deliverable upon such Deemed Liquidation Event.

8.11	Automatic Conversion. Without any action being required by the holder of such Share and whether or not the certificates representing such Share are surrendered to the Company or its transfer agent, each Preferred Share shall automatically be converted into the Common Shares (a) immediately upon the closing of an IPO, based on the applicable Conversion Price in effect at the time of the closing of such IPO; (b) at the election of holders of a majority of the Preferred Shares and their Conversion Shares if converted (which shall include the prior written consent or affirmative vote of Alibaba), voting as a single class on an as-converted to Common Share but not fully-diluted basis; or (c) if the Board duly approves in accordance with this Agreement and the Restated Articles the commencement of an IPO process by the Company in Taiwan (the “Taiwan IPO”) and the date on which Company is scheduled to submit the Taiwan IPO application (the “IPO Filing Date”), then on the date determined by the Board in good faith for the conversion of all Preferred Shares into Common Shares (the “Conversion Date”); provided that in the event of conversion pursuant to this Section 8.11(c), each of the following conditions must be satisfied before such conversion: (x) the IPO Filing Date shall not be earlier than June 1, 2020; (y) the Conversion Date shall not be earlier than the date that is three (3) months prior to the IPO Filing Date; and (z) a pre-IPO agreement reasonably satisfactory to Alibaba shall have been duly approved by the Board and duly executed by the parties thereto (which shall at least include the Company); provided that if any party fails to sign such pre-IPO agreement within thirty (30) days following the approval of the Board, this condition (z) shall be deemed to have been waived with respect to such party. The pre-IPO agreement shall provide the Series B Holders with substantially the same rights, privileges and preferences as that provided under this Agreement (but in any event shall not exceed the scope of the rights, privileges and preference provided hereunder) to the extent that such rights, privileges and preferences, in accordance with the written advice of the Company’s underwriter(s) and external legal advisor for the Taiwan IPO, will not materially and adversely affect the Taiwan IPO. For illustrative purpose only, the pre-IPO agreement shall include, without limitation, the provisions regarding (i) re-conversion of all Common Shares converted from Preferred Shares pursuant to this Section 8.11(c) into Preferred Shares upon the earliest of (A) the Taiwan IPO is not consummated within ten (10) months after the IPO Filing Date, (B) the return or rejection from the Taiwan Stock Exchange or any other applicable Governmental Authority for the listing application for the Taiwan IPO, or (C) the Company withdraws or cancels the Taiwan IPO process; (ii) the automatically reinstatement or re-application of this Agreement in full force and effect upon the foregoing re-conversion; and (iii) the remedies of Alibaba comparable to Alibaba’s redemption right under Section 11.1. Each Party agrees to act in good faith in negotiating and finalizing the pre-IPO agreement with the aim to assist the Taiwan IPO. The Company shall not be obligated to issue certificates for any Common Share issuable upon the automatic conversion of any Preferred Share unless the certificate(s) evidencing such Preferred Share is either delivered as provided below to the Company or any transfer agent for the Preferred Shares, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. The Company shall, as soon as practicable after receipt of certificates for the Preferred Shares, or satisfactory agreement for indemnification in the case of a lost certificate, promptly issue and deliver at its principal office to the holder thereof a certificate or certificates for the number of the Common Shares to which the holder is entitled. No fractional Common Share shall be issued upon conversion of the Preferred Shares, and the number of Common Shares to be so issued to a holder of the converting Preferred Shares (after aggregating all fractional Common Shares that would be issued to such holder) shall be rounded to the nearest whole share (with one-half being rounded upward). Any person entitled to receive Common Shares issuable upon the automatic conversion of the Preferred Shares shall be treated for all purposes as the record holder of such Common Shares on the date of such conversion.

8.12	Fractional Shares. No fractional Common Share shall be issued upon conversion of the Preferred Shares. All Common Shares (including fractions thereof) issuable upon conversion of more than one Preferred Share by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Share’s fair market value (as determined in good faith by the Board) on the date of conversion.

8.13	Reservation of Share Issuable upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Shares. If at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the conversion of all then outstanding Preferred Shares, in addition to such other remedies as shall be available to Preferred Shareholders, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued Common Shares to such number of Shares as shall be sufficient for such purpose.

8.14	Notices. Any notice required by the provisions of this Section 8 shall be in writing and made in accordance with Section 16.7. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

8.15	Waiver of Adjustment of Conversion Price. Notwithstanding anything herein or elsewhere to the contrary, any downward adjustment of the Conversion Price may be waived by the consent or vote of the majority of the holders of each series of the Preferred Shares with respect to such series of Preferred Shares only, which is relevant to such adjustment either before or after the issuance causing the adjustment.

9.	Dividends

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of the share capital of the Company unless (in addition to the obtaining of any consents required elsewhere in this Agreement and the Restated Articles) (a) each Series C Holder has received non-cumulative dividends (i) at the simple rate of four percent (4%) or (ii) of the amount such Series C Holder would have received had the Company distributed the dividends to all Shareholders on a pro rata basis, prior and in preference to any other Shareholder, whichever is higher; (b) after the foregoing paragraph (a) has been satisfied, each Series B Holder shall receive non-cumulative dividends (i) at the simple rate of four percent (4%) per annum of the applicable Original Issue Price or (ii) of the amount such Series B Holder would have received had the Company distributed the dividends to all Shareholders on a pro rata basis, prior and in preference to any other Shareholders, whichever is higher; and (c) after the foregoing paragraphs (a) and (b) have been satisfied, the holders of the Series A Preferred Shares and Series A-1 Preferred Shares then outstanding shall simultaneously receive, along with the holders of Common Shares, the dividends payable on each Common Share issuable upon the conversion of a Preferred Share, calculated on the record date for determination of holders entitled to receive such dividend.

10.	Liquidation Preference

10.1	Preferential Payments to the Preferred Shares. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Deemed Liquidation Event, the assets of the Company or the consideration of the Deemed Liquidation Event available for distribution to its Shareholders, as the case may be, shall be distributed among the Shareholders as follows; provided that the majority of the holders of each class of the Preferred Shares, voting as a single class on an as-converted to Common Share but not fully-diluted basis, may elect to disapply this Section 10.1 only to such class of the Preferred Shares held by them (and for the avoidance of doubt may not elect to disapply this Section 10.1 to any other class of Preferred Shares) in the event of a Deemed Liquidation Event by a written notice sent to the Company at least thirty (30) calendar days prior to the effective date of any such Deemed Liquidation Event:

(a)	First, the Series C Holders shall be entitled on a pari passu basis to receive for each Series C Preferred Share then held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series B Preferred Shares, Series A-1 Preferred Shares, Series A Preferred Shares or the Common Shares by reason of their ownership of such shares, the Preference Amount. If the assets and funds to be distributed among the Series C Holders shall be insufficient to permit the payment to each such holder of the full Preference Amount due to such Series C Holder, then the entire assets and funds of the Company legally available for distribution to the Series C Preferred Shares pursuant to this Section 10.1 shall be distributed ratably among the Series C Holders in proportion to the aggregate Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph (a);

(b)	Second, after the distribution or payment in full of the aggregate Preference Amount with respect to the Series C Preferred Shares, the Series B Holders shall be entitled on a pari passu basis to receive for each Series B Preferred Share then held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Series A-1 Preferred Shares, Series A Preferred Shares or the Common Shares by reason of their ownership of such shares, the Preference Amount. If the assets and funds to be distributed among the Series B Holders shall be insufficient to permit the payment to each such holder of the full Preference Amount due to such Series B Holder, then the entire assets and funds of the Company legally available for distribution to the Series B Preferred Shares pursuant to this Section 10.1 shall be distributed ratably among the Series B Holders in proportion to the aggregate Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph (b);

(c)	Third, after the distribution or payment in full of the aggregate Preference Amount with respect to the Series B Preferred Shares, the Series A/A-1 Holders shall be entitled on a pari passu basis to receive for each Series A Preferred Share and Series A-1 Preferred Share then held by such holder, on parity with each other and prior and in preference to any distribution of any of the assets or funds of the Company to the holders of the Common Shares by reason of their ownership of such shares, the Preference Amount. If the assets and funds to be distributed among the Series A/A-1 Holders shall be insufficient to permit the payment to each such holder of the full Preference Amount due to such Series A/A-1 Holder, then the entire assets and funds of the Company legally available for distribution to the Series A Preferred Shares and Series A-1 Preferred Shares pursuant to this Section 10.1 shall be distributed ratably among the Series A/A-1 Holders in proportion to the aggregate Preference Amount each such holder is otherwise entitled to receive pursuant to this paragraph (c); and

(d)	Finally, if there are any assets or funds remaining after the aggregate Preference Amounts have been distributed or paid in full to the applicable holders of Preferred Shares pursuant to paragraphs (a) through (c) above, the remaining assets and funds of the Company available for distribution to the Shareholders shall be distributed ratably among all Shareholders according to the relative number of Common Shares held by such Shareholders on an as if converted basis.

10.2	Deemed Liquidation Event. Each of the following events shall be considered a “Deemed Liquidation Event” (for the avoidance of doubt, a Trade Sale, a First Drag-Along, a Second Drag-Along, a Third Drag-Along and a Fourth Drag-Along shall be a Deemed Liquidation Event):

(a)	a merger, reorganization, share purchase (including, without limitation, the sale or transfer of the Company’s outstanding shares, share-for-share exchange) or consolidation of the Company with or into any other company or companies or other entity or entities or transaction or any other corporate reorganization in which the holders of the Company’s voting securities prior to such transaction beneficially own or control less than a majority of the outstanding voting securities of the surviving company or other entity after such transaction on account of shares held by such holders immediately prior to such transaction; or

(b)	the sale, pledge, lease, transfer, exclusive license (including exclusive license of material Intellectual Property rights) or other disposition, in a single transaction or a series of related transactions, by any Group Company of all or substantially all the assets of the Group Companies taken as a whole, or the sale, pledge, lease, transfer, exclusive license (including exclusive license of material Intellectual Property rights) or other disposition (whether by merger or otherwise) of one or more Group Companies if substantially all of the assets of the Group Companies taken as a whole are held by such Group Companies, except where such sale, lease, pledge, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company.

11.	Redemption

11.1	Redemption Events.

(a)	Qualified Exit Redemption Event. In the event that no Qualified Exit has been occurred on or before December 31, 2026 (the “Qualified Exit Redemption Event”), then each Series C Holder may give the Company a written notice, indicating its plan to request the Company to redeem all or part of its Series C Preferred Shares which, subject to the delivery by such Series C Holder of a separate written notice (a “Qualified Exit Redemption Notice”) on a later date, formally requesting the redemption of the said Series C Preferred Shares, is to be completed on a date that is at least six (6) months after the date of the Qualified Exit Redemption Notice.

(b)	Other Redemption Events. In the event that (i) any material breach by any Group Company or any Founder Party of any provision of the Transaction Documents (other than the Business Cooperation Agreement) or in contravention of any applicable laws; (ii) any willful misconduct, gross negligence or fraud by the Company, any Founder Party or any other Group Company; or (iii) any event or condition results in Alibaba exercising its redemption right (the “Alibaba Redemption Trigger Event”, which shall exclude a redemption by Alibaba in the Company resulting from any breach of the PRC Investment Regulation imposed by applicable regulations on equity ownership of or business cooperation with an enterprise with a PRC business presence or where the Company or Alibaba has received a PRC Investor Restriction Notice) (the Alibaba Redemption Trigger Event, together with paragraphs (i) and (ii) of this Section 11.1(b), Section 11.1(c) and, in the case of Goldman Sachs, shall also include Section 11.1(d), the “Other Redemption Event”), then, at any time after the occurrence of any of the abovementioned events, any Series A/A-1 Holder , Series B Holder and Series C Holder may give a written notice (the “Other Redemption Notice”; the Other Redemption Notice and Qualified Exit Redemption Notice are each a “Redemption Notice”) to the Company requesting redemption by the Company of all or part of its Equity Securities in the Company in accordance with the terms and conditions set forth in this Section 11. If any Series A/A-1 Holder, Series B Holder or Series C Holder exercises its right to require redemption by the Company of its Equity Securities contemplated under this Section 11 (other than Goldman Sachs’ redemption under Section 11.1(d)), the Company shall notify all other Series A/A-1 Holders, Series B Holders and Series C Holders within ten (10) calendar days after receipt of the Redemption Notice, and such Series A/A-1 Holders, Series B Holders and Series C Holders may within ten (10) calendar days thereafter elect to request the Company to redeem any or all of the outstanding Equity Securities of the Company held by them.

(c)	Other Redemption Event of Alibaba. In the event that there occurs any material breach by any Group Company of the Business Cooperation Agreement, then Alibaba shall be entitled to the right pursuant to Section 11.1(b), and the procedures set forth in Section 11.1(b) shall apply mutatis mutandis.

(d)	Other Redemption Event of Goldman Sachs. If the Company or Perfect Taiwan violates the PRC Investment Regulation, or if the Company or Perfect Taiwan receives a PRC Investor Restriction Notice, then Goldman Sachs shall have the right to require the Company to redeem all or part of the Equity Securities in the Company held by Goldman Sachs and its Affiliates at the Redemption Price set forth in Section 11.2(a) below and the procedures set forth in Section 11.1(b) shall apply mutatis mutandis (such event shall also be deemed as an “Other Redemption Event”), provided that, if a PRC Investor Restriction Notice expressly provides for a cure period for the Company or Perfect Taiwan to rectify any violation or potential violation of the PRC Investment Regulation, then Goldman Sachs may only exercise its redemption right under this Section 11.1(d) if such cure period has expired and the PRC Investor Restriction Notice has not been expressly withdrawn by the applicable Governmental Authority.

For the purpose of this Section 11.1, the Equity Securities of the Company which are requested for redemption by the Company are hereinafter referred to as the “Redemption Shares.”

11.2	Redemption Price. The redemption price for each Redemption Share (the “Redemption Price”) redeemed pursuant to this Section 11 shall be:

(a)	in the case of Sections 11.1(a), 11.1(b) and 11.1(d) above, equal to the sum of (i) one hundred percent (100%) of the applicable Original Issue Price, (ii) an assumed eight percent (8%) compound per annum return of the Original Issue Price calculating from the applicable Original Issue Date to the date of completion of the redemption, plus (iii) any dividend declared but unpaid with respect to each such Series C Redemption Share;

(b)	in the case of Section 11.1(c) above, equal to the sum of (i) one hundred percent (100%) of the applicable Original Issue Price, (ii) a simple rate of return of twenty percent (20%) per annum of the applicable Original Issue Price calculating from the applicable Original Issue Date to the date of the completion of the redemption, plus (iii) any dividend declared but unpaid with respect to each such Redemption Share.

11.3	Redemption Date. The redemption of any Redemption Share pursuant to this Section 11 shall take place within thirty (30) calendar days from the date of the Redemption Notice at the offices of the Company, or such earlier date or other place as the holders electing to redeem their Redemption Shares and the Company may mutually agree in writing (each a “Redemption Date”). On a Redemption Date, subject to applicable laws, the Company shall, from any source of assets or funds legally available therefor, redeem each Redemption Share that has been submitted for redemption by paying in cash therefor the Redemption Price, against surrender by such holder of the certificate representing such Share (or an affidavit in respect of any lost certificates). From and after a Redemption Date, if the Redemption Price has been received in full by the holders of the Redemption Shares, all rights of such holders shall cease with respect to such Redemption Shares, and such Redemption Shares shall be cancelled and not thereafter be transferred or be deemed outstanding for any purpose whatsoever. Notwithstanding anything foregoing to the contrary, the Redemption Price in the case of a redemption under the Qualified Exit Redemption Notice shall be made to each Series C Holder in four (4) equal installments, with the first installment to be paid on the Redemption Date and each of the remaining three (3) installments to be paid every three (3) months after the Redemption Date.

11.4	Insufficient Funds of the Redemption Price. If the Company fails to pay in full all the Redemption Price with respect to each Redemption Share at a Redemption Date because its assets or funds which are legally available on the Redemption Date are insufficient or for any other reason, or if the Company is otherwise prohibited by applicable laws from making such redemption, those assets or funds which are legally available shall be used to the extent permitted by applicable laws to pay, or cause to be paid, (a) before any Redemption Price of any requesting Series B Holder and Series A/A-1 Holder can be paid, the Redemption Price of requesting Series C Holders in full, (b) after the Redemption Price of all requesting Series C Holders have been paid in full, the Redemption Price of requesting Series B Holder in a pro rata manner among such holders, and (c) after the Redemption Price of all requesting Series B Holders have been paid in full, the Redemption Price of requesting Series A/A-1 Holder in a pro rata manner among such holders; provided that, notwithstanding any provision contained in this Agreement to the contrary, only if the redemption is requested pursuant to Section 11.1(c) above, then the Company shall pay the Redemption Price to Alibaba and the requesting Series C Holders on a pro rata basis before any Redemption Price of other Series B Holders and Series A/A-1 Holders can be paid. For the avoidance of doubt, notwithstanding any other provision to the contrary in this Agreement or any other Transaction Documents, (i) the payment of any Redemption Price to Alibaba and the requesting Series C Holders shall only rank pari passu in the event that a redemption is made pursuant to Section 11.1(c); and (ii) the Series C Holders shall have priority over Alibaba in any other event that a redemption is made under this Agreement or any other Transaction Documents. All assets or funds of the Company that become legally available for the redemption of shares thereafter shall immediately be used to pay the redemption payment which the Company did not pay on the date that such redemption payments were due in accordance with Section 11.3 above. Subject to applicable laws, each Group Company shall transfer its assets and funds to the Company to enable the Company to satisfy its obligations under this Section 11.4. If the Company fails to pay the Series C Holder the Redemption Price payable for any Other Redemption Event within three (3) months after the Redemption Notice, such Series C Holder may elect to: (x) request the Company to sell any and all of the Group Companies or assets to another party in accordance with this Agreement on an arm’s length basis pursuant to Section 7.4 hereof; and/or (y) cause the Company or any Group Company to borrow funds from available sources (to the extent permissible by law) and apply any or all such amounts of the borrowed funds for the purpose of the payment of the Redemption Price payable to such Series C Holder.

11.5	Special Repurchase. For so long as the Business Cooperation Agreement is in effect, the Company shall be entitled to repurchase all or part of the Equity Securities of the Company held by Alibaba at the applicable Original Issue Price plus any dividend declared but unpaid with respect to each Share held by Alibaba in the event that (a) the Company is in full compliance with the Business Cooperation Agreement and (b) Tmall or its Affiliates materially breach their obligations contained in Section 1.3 of the Business Operation Agreement and fail to cure such breach within thirty (30) calendar days upon receipt of a written notice by the Company. Each Series C Holder and Series B Holder (other than Alibaba) hereby acknowledges and agrees that such repurchase in accordance with this Section 11.5 will not trigger the event or condition of, or result in, the exercise of their respective redemption right, pre-emptive, right of first refusal, right of first offer, any notice or approval requirement or any other similar right or requirement in connection therewith as may be required under this Agreement, any other Transaction Documents to which it is a party or elsewhere or by applicable law.

11.6	Remedies Cumulative. The rights of the Series A/A-1 Holders, Series B Holders and Series C Holders under this Section 11 are cumulative, and this Section 11 shall not be deemed to preclude or otherwise limit in any way the exercise of any other rights or pursuit of other remedies for the breach of any Transaction Documents to which it is a party by any Group Company.

11.7	Series C Holder’s Special Rights. In the event of a Qualified Exit Redemption Event and the Company fails to pay in full and on time any Redemption Price to a requesting Series C Holder, notwithstanding any veto rights any person may exercise, then such Series C Holder may treat all unpaid Redemption Price as due and payable, and shall have the right to exercise the Special Drag-Along Right under Section 7.4.

11.8	Most Favored Nations. Notwithstanding any provision to the contrary in this Agreement or the Restated Articles, the Company and the Shareholders hereby covenant and agree that the liquidation preference and redemption rights applicable to the Series C Holders under this Agreement shall be no less favourable as those offered by the Company to other holders of Preferred Shares, including any new series of preferred shares of the Company issued from time to time.

12.	Public Offering Rights

12.1	Public Offering Rights. Each Investor (a) shall be entitled to demand, short-form and piggyback registration rights, in each case on customary terms, with respect to any potential IPO of the Common Shares in the United States, and (b) shall be entitled to reasonably analogous or substantially equivalent rights with respect to any other IPO of the Company’s Equity Securities in any other jurisdiction.

12.2	Termination. Investor’s rights under this Section 12 shall terminate and be of no further force or effect immediately before the consummation of an IPO.

13.	Additional Covenants

13.1	Compliance with Law. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to, conduct its business in compliance with all applicable laws and regulations, including without limitation, all applicable laws and regulations in each jurisdiction in which the Group Companies operate relating to (a) the Business (including ensuring that the Company and all Group Companies at all times deal at arm’s length with any other Group Company); (b) the Intellectual Property; (c) data privacy including BIPA, CCPA and GDPR; (d) Tax (including the timely filing of required Tax Returns and timely payment of Taxes, and compliance with transfer pricing requirements and regulations, and accounting guidelines and rules relating to stamp duties) and Accounting Standards; (e) labor and employment; and (f) social welfare and Social Insurance. In addition, should any Group Company handle, use, process, store or transmit any payment card data, the Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to, comply with all applicable laws and regulations and/or obligations under the Payment Card Industry Data Security Standard.

13.2	No Use of Name. Without the prior written consent of Alibaba or its Affiliates, each of the Group Companies, each Founder Party, each Common Shareholder, and each Investor (other than Alibaba) shall not, and each foregoing person shall cause any of its Affiliates to not, (a) use in advertising, publicity, announcements, or otherwise, the name of Alibaba or any of its Affiliates, either alone or in combination of, including but without limitation, “阿里巴巴” (Chinese equivalent for “Alibaba”), “阿里” (Chinese equivalent for “Ali”), “淘宝” (Chinese equivalent for “Taobao”), “淘” (Chinese equivalent for “Tao”), “天猫” (Chinese brand for “Tmall”), “1688”, “聚划算” (Chinese equivalent for “Juhuasuan”), “全球速卖通” (Chinese brand for “AliExpress”), “飞猪” (Chinese brand for “Fliggy”), “阿里妈妈” (Chinese equivalent for “Alimama”), “友盟” (Chinese equivalent for “Umeng”), “盒马” (Chinese brand for “Freshippo”), “闲鱼” (Chinese equivalent for “XianYu”), “阿里云” (Chinese equivalent for “Alibaba Cloud”), “达摩院” (Chinese equivalent for “Damo Academy”), “平头哥” (Chinese brand for “T-head”), “钉钉” (Chinese brand for “DingTalk”), “优酷” (Chinese equivalent for “YOUKU”), “土豆” (Chinese equivalent for “Tudou”),“九游” (Chinese equivalent for “9Game”), “大麦” (Chinese equivalent for “Damai”), “高德地图” (Chinese brand for “AMAP”), “优视” (Chinese brand for “UC”), “书旗小说” (Chinese equivalent for “Shuqi”), “虾米” (Chinese equivalent for “Xiami”), “蚂蚁” (Chinese equivalent for “Ant”), “支付宝” (Chinese brand for “Alipay”), “余额宝” (Chinese equivalent for “Yu’e Bao”), “芝麻信用” (Chinese equivalent for “Zhima Credit”), “网商银行” (Chinese brand for “MYbank”), “花呗” (Chinese equivalent for “HUABEI”), “相互宝” (Chinese equivalent for “XIANGHUBAO”), “口碑” (Chinese equivalent for “Koubei”), “饿了么” (Chinese equivalent for “Eleme”), “蜂鸟即配” (Chinese equivalent of “Fengniao Logistics”), “菜鸟”(Chinese equivalent of “CAINIAO”), “Alibaba”, “Ali”, “Taobao”, “Tao”, “Tmall”, “Juhuasuan”, “AliExpress”, “Fliggy”, “Alimama”, “Umeng”, “Freshippo”, “Alibaba Cloud”, “Damo Academy”, “T-head”, “DingTalk”, “YOUKU”, “Tudou”, “9Game”, “Damai”, “AMAP”, “UC”, “Shuqi”, “Xiami”, “Ant”, “Alipay”, “Yu’e Bao”, “Zhima Credit”, “MYbank”, “HUABEI”, “XIANGHUBAO”, “Koubei”, “Eleme”, “Fengniao Logistics”, “CAINIAO”, the associated devices and logos of the above brands (including but not limited to the smiling face device of Alibaba Group, the Aniu device of Alibaba.com, the Taodoll device of Taobao, the Tmall doll device and the half-face device of Tmall, the Zhangxiaoju device of Juhuasuan, the Fliggy device and the pig face device of Fliggy, the Derdo device and the lattice device of Alimama, the Youxiaomeng device and the bird device of Umeng, the mini ET device and the bracket device of Alibaba Cloud, the Pingsanyong device and the ratel device of T-head, the Dingsanduo device and the wing device of Dingtalk, the Freshippo device and the hippo face device of Freshippo, the Xianyu device of XianYu, the Sammi device and greater than symbol device of YOUKU, the smiling face device of Tudou, the Maikefeng device and flower device of Damai, the Gaoxiaode device and the paper aeroplane device of AutoNavi, , the ant device of Ant Group, the Zhi device of Alipay, the Zhima Credit device, the smiling face of Koubei, the Exiaobao device and the e device of Eleme, the hummingbird device of Fengniao Logistics, the UU device and squirrel device of UC, the Xiaoqi device of Shuqi, the Xiazai device of Xiami, the Caixiaoniao device and the Cainiao device of Cainiao etc.)., or (b) represent, directly or indirectly, that any products or services provided by any Group Company have been approved or endorsed by Alibaba or any of its Affiliates. The Company hereby agrees that Alibaba or its Affiliates may use any Group Company’s company name, trade name, trademark, service mark, domain name, device, design and/or symbol in its respective marketing materials.

The rights and obligations of each Group Company and each other Party under this Section 13.2 shall survive the termination of this Agreement.

13.3	NDA Amendment or Supplement. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to (as soon as practicable after, but in any event no more than three (3) months following the date hereof, amend the existing NDA(s) entered into by the relevant Group Companies prior to the date of the Subscription Agreement or to enter into supplemental NDA(s) with Key Employees in form and substance to the reasonable satisfaction of Goldman Sachs.

13.4	Non-compete and Non-solicit. Unless the written approval by the Series B Majority and the Series C Majority has been obtained, so long as each Founder Party, Key Management Member or CyberLink is a director, officer, employee, consultant or a direct or indirect holder of any Equity Securities of a Group Company, and until the later of (a) the consummation of a Qualified IPO, or (b) (i) in case of CyberLink, one (1) year, or (ii) in the case of the Founder, two (2) years, after she is no longer a director, officer, employee, consultant, or a direct or indirect holder of any Equity Securities of a Group Company (as the case maybe), the Founder Parties and CyberLink shall not, and CyberLink and the Founder Parties shall cause their respective Affiliates not to, directly or indirectly:

(a)	own, manage, engage in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Business or otherwise competes with the Business (each, a “Restricted Business”); provided that the restrictions contained in this subsection (a) shall not restrict the acquisition by CyberLink or the Founder, directly or indirectly, of less than one percent (1%) of the outstanding share capital of any publicly traded company engaged in a Restricted Business;

(b)	solicit any person who is or has been at any time a customer of the Group for the purpose of offering to such customer goods or services similar to or competing with those offered by any Group Company, or canvass or solicit any person who is or has been at any time a supplier or licensor or customer of any Group Company for the purpose of inducing any such person to terminate its business relationship with such Group Company; or

(c)	solicit or entice away or endeavor to solicit or entice away any director, officer, consultant or employee of any Group Company.

Each of CyberLink and the Founder Parties (to the extent he/she is a party to this Agreement) expressly agrees that the limitations set forth in this Section 13.4 are reasonably tailored and reasonably necessary in light of the circumstances. Furthermore, if any provision of this Section 13.4 is more restrictive than permitted by the applicable laws of any jurisdiction in which a Party seeks enforcement thereof, then this Section 13.4 will be enforced to the greatest extent permitted by the applicable laws. Each of the undertakings contained in this Section 13.4 shall be enforceable by each of the Group Companies and the Investors separately and independently.

The Founder hereby agrees and undertakes to each Investor that she shall devote her full time and attention to the Business and use her best efforts to develop the business and interests of such entities until the later of (x) the consummation of a Qualified IPO, or (y) three (3) years after the Effective Date, unless an alternative arrangement is approved by the written consent of the Series B Majority and the Series C Majority.

13.5	Anti-corruption, Anti-Money Laundering and Economic Sanctions.

(a)	The Company shall, and the Company, the Founder Parties and CyberLink shall procure that each other Group Company will, strictly comply with all applicable Anti-Corruption Laws, Anti-Money Laundering Laws, and Economic Sanctions in its business operations, including but not limited to:

(i)	each Group Company and its Affiliates will not, directly or indirectly, offer to pay, promise to pay, or authorize the payment of any money or anything of value, to any Governmental Authority or Government Official (including any government officials to whom the relevant Group Company or its affiliated person knows or ought to know that all or a portion of such money or things of value will be offered, given or promised (directly or indirectly)) for the purpose of (A) influencing any act or decision of Government Officials in their official capacity; (B) inducing Government Officials to act or omit to act in violation of lawful duties; (C) securing any improper advantage; (D) inducing Government Officials to influence or affect any act or decision of any Government Entity; or (E) assisting the relevant Group Company in obtaining or retaining business, or directing business to, the relevant Group Company; and

(ii)	none of the Group Companies nor any of its Affiliates will violate applicable laws regarding commercial bribery, by offering or taking property or other interests, directly or indirectly, to obtain business opportunities or other improper benefits, such as making payments or paying anything of value to existing or potential business partners (the “Business Partners”), in order to impose undue influence on Business Partners or to obtain inappropriate commercial advantage. Business Partners may include Governmental Authorities, non-government customers, suppliers or distributors, owners, directors, managers or other employees of the entities identified above;

(b)	The Company shall, and the Company, the Founder Parties and CyberLink shall procure each other Group Company will, maintain a complete financial record and effective internal control measures in accordance with applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws, and generally accepted accounting principles which will be sufficient to provide reasonable assurances that potential violations of Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions, and other applicable laws can be prevented, detected and deterred;

(c)	The Company shall, and the Company, the Founder Parties and CyberLink shall procure that each other Group Company will, not conduct any business or enter into any transaction with Prohibited Persons, or offer any Prohibited Person to become an employee, officer, consultant, agent, or director of any Group Company;

(d)	The Company shall, and the Company, the Founder Parties and CyberLink shall procure that each other Group Company will, not use any proceeds of the Group to take any action in violation of applicable laws, including but not limited to Anti-Corruption Laws, Anti-Money Laundering Laws or Economic Sanctions;

(e)	The Company shall, and the Company, the Founder Parties and CyberLink shall procure that each other Group Company will, implement and maintain an adequate compliance program which fully complies with all applicable Compliance Laws. The compliance program should include, at a minimum, and not limited to, (A) written policies and procedures that are reasonably designed to ensure compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions, and other applicable laws, (B) routine and periodic compliance trainings for Group Company employees conducted by the Company, a Group Company, or a third party, and (C) periodic internal audits to assess the compliance program’s effectiveness;

(f)	The Company will designate a senior management personnel as chief compliance officer and/or to lead the compliance function, whose duties will include overseeing the Group’s compliance with Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions, and other applicable laws, as well as the proper implementation and maintenance of the Company’s compliance program; and

(g)	The Company agrees to provide quarterly updates to its Board regarding the operation and general status of its compliance program, as well as to promptly notify its Board of any potential violations of Anti-Corruption Laws, Anti-Money Laundering Laws, Economic Sanctions or other applicable laws by any of the Company or its subsidiaries, Affiliates, directors, officers, employees, agents, or any other person acting on behalf of the Company. The Company consents to reasonable periodic review of their books and records by each Major Investor as necessary to monitor on-going compliance by the Company with Anti-Corruption Laws, Anti-Money Laundering Laws, and Economic Sanctions. The Company further consents to any reasonable compliance audit or inquiry initiated by the each Major Investor in response to any allegation of potential violation of the Anti-Corruption Laws, Anti-Money Laundering Laws, and Economic Sanctions, each with reasonable prior written notice, and without interrupting the ordinary course of business.

13.6	Intellectual Property. Except with the affirmative votes or written consents of the majority of the Board (including the majority of the Investor Directors), the Company shall, and the Company shall cause the Group Companies to, take all necessary steps to protect their respective material Intellectual Property rights, including without limitation (a) registering and maintaining their material respective trademarks, brand names, domain names and copyrights, (b) requiring each employee and consultant of each Group Company to enter into an employment agreement in form and substance reasonably acceptable to the Investors, and a confidential information and Intellectual Property assignment agreement requiring such persons to protect and keep confidential such Group Company’s confidential information, Intellectual Property and trade secrets, and requiring such persons to assign all ownership rights in their work product to such Group Company, in each case in form and substance reasonably acceptable to the Investors, and (c) paying on a timely basis all rewards and remuneration for service inventions or service technological achievements to the extent required to be paid under applicable laws to the Group Company’s employees, contractors, agents, and consultants who create such service inventions or service technological achievements, and establishing, implementing, and maintaining a service invention and service technological achievement rewards and remuneration policy or agreement with each such employee, contractor, agent, or consultant that is valid and enforceable under applicable laws to the extent such a policy or agreement is required under applicable laws to avoid liability for any such rewards and remuneration based on statutory defined amounts.

13.7	Trademarks. The Company shall, and the Company shall cause the Group Companies to, use commercially reasonable efforts to file and prosecute the trademarks identified in the Trademark Filing Plan in the jurisdictions and under the relevant classes, products and services as identified in the Trademark Filing Plan, and otherwise execute the Trademark Filing Plan, and shall keep Alibaba reasonably informed of its activities in relation to executing the Trademark Filing Plan.

13.8	Provision of Documents and Information. Each Investor shall provide assistance, information and documents reasonably requested by the Company solely to the extent necessary to satisfy any inquiry from the Governmental Authority in Taiwan from time to time, including, without limitation, the information on beneficial owners, shareholding structure, board composition, source of funds and contractual arrangement for control and voting, provided that, in no event shall an Investor be required to provide (i) information where the sharing of such information as contemplated would be prohibited by laws, regulations, internal policies or past practices, (ii) any non-public financial information with respect to such Investor or any of its Affiliates, and (iii) personal identification information with respect to any beneficial owners, provided further, that in the event such information is requested by the Governmental Authority in Taiwan but not provided by the relevant Investor or the applicable Affiliate, such Investor shall enter into good faith discussions with the Company and the Governmental Authority in Taiwan to, use its reasonable best efforts to, provide other information, within the constraints imposed on such Investor or the applicable Affiliates by applicable law, regulations or internal policies or past practices, that attempts in good faith to address the topic(s) of inquiry then being made by such Governmental Authority in Taiwan.

13.9	Data Privacy and Security. In this provision, unless the context requires otherwise or unless otherwise specified, the words “data subject” will have the meaning given to them or words analogous to them under applicable laws and the Data Protection Obligations.

(a)	Compliance. The Company shall, and the Company, the Founder Parties and CyberLink shall cause each Group Company to,:

(i)	with respect to any Processing of Personal Data and Sensitive Data by it or on its behalf, (A) comply with all applicable Data Protection Obligations; (B) implement all appropriate and commercially reasonable technical and organizational security measures designed to protect the confidentiality, integrity and availability of Personal Data and Sensitive Data and Data Systems, including against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access; (C) update, adopt, and implement commercially reasonable, consistent, and comprehensive privacy and security policies regarding the Data Systems and the Processing of Personal Data and Sensitive Data in connection with the operation of any Group Company’s business, and comply with such policies; and (D) use its best efforts to inform all its employees, contractors, consultants, and agents who Process Personal Data on its behalf of such policies, and ensure such employees, agents, and consultants are in compliance with such policies;

(ii)	obtain and maintain in full force and effect all rights, licenses, permissions, consents, registrations, and notifications for its Processing of Personal Data required under all applicable Data Protection Obligations, and comply with such rights, licenses, permissions, consents, registrations, and notifications in the Processing of Personal Data by it or on its behalf;

(iii)	duly provide data subjects with information notices, which fully and accurately disclose how such Group Company Processes Personal Data as required by applicable Data Protection Obligations, and acquire the consent of data subjects to the Processing of their Personal Data by it or on its behalf, as required under applicable Data Protection Obligations, and comply with all such notices, consents, and the Data Protection Obligations in its Processing of Personal Data, either by it or on its behalf;

(iv)	have written agreements with each third party, including brand customers, service providers, outsourcers, and data processors, which it authorizes or authorizes such Group Company to Process Personal Data or Sensitive Data on its behalf or on such third party’s behalf, which require such third party or such Group Company to (A) take commercially reasonable steps to protect and secure Personal Data and Sensitive Data from loss, theft, unauthorized access, use, modification, disclosure or other misuse; (B) not retain any Personal Data and Sensitive Data for longer than is necessary for the Processing of the Personal Data and Sensitive Data; (C) maintain an information privacy and security program that implements commercially reasonable and appropriate measures to protect the privacy, operation, confidentiality, integrity, availability and security of all Personal Data and Sensitive Data against any Security Breach; (D) maintain a written public-facing privacy policy that fully and accurately discloses how the Group Company Processes Personal Data; and (E) comply at all times with applicable Data Protection Obligations; and

(v)	comply with all relevant Data Protection Obligations relating to third party data transfers, cross border data transfers and data localization requirements, including conducting all required security assessments required to be conducted prior to data transfers under applicable law and the Data Protection Obligations.

(b)	Data Systems. The Company shall, and the Company, the Founder Parties and CyberLink shall cause each Group Company to, take all necessary steps in accordance with applicable laws and Data Protection Obligations and reasonable industry practices in each relevant jurisdiction to maintain the Data Systems, maintain the security of the Data Systems, and prevent Security Breaches, including:

(i)	operating and maintaining the Data Systems in satisfactory working order by technically competent personnel, in keeping with changing security threats and advancing technologies, and by applying on a timely basis all security patches available for the Data Systems;

(ii)	implementing and maintaining an information security program (A) that comprises commercially reasonable organizational, physical, administrative, and technical safeguards designed to protect the security, confidentiality, integrity and availability of the Data Systems, including all Personal Data and Sensitive Data Processed thereby and maintained thereon, in a sustained manner and in keeping with changing data security threats and advancing technologies, and to prevent the Data Systems (and data therein) from being affected by a Security Breach; (B) that is subject to the responsibility and oversight of its directors and executive officers; and (C) that is in compliance with Data Protection Obligations and consistent with industry best practices in each relevant jurisdiction;

(iii)	implementing and maintaining such information security program through regular training, auditing, review, and remediation in accordance with industry best practices and through the use of competent internal or external data security personnel or consultants;

(iv)	implementing a commercially reasonable backup and disaster recovery procedure to ensure the availability of critical data and information and the continued operation of the business;

(v)	implementing and maintaining reasonable procedures designed to identify, remediate and protect the Data Systems from all “back doors,” “Trojan horses,” “worms,” “drop dead services,” “viruses” and other software that permit unauthorized use of, access to or disablement of any software, data or Data Systems;

(vi)	responding to, providing breach notifications in respect of, and remediating all Security Breaches, including any unpermitted intrusions or any denial-of-service attacks, on a timely basis in accordance with best industry information security practices and as required under Data Protection Obligations; and

(vii)	conduct annual security assessments on the Group Companies’ Data Systems and timely remediate all material risks and vulnerabilities that are detected during such annual security assessment.

(c)	Cooperation. The Company shall, and the Company, the Founder Parties and CyberLink shall cause each Group Company to, to the extent permitted under applicable laws, use its best efforts to cooperate, assist, and support each Investor and its Affiliates to (i) respond to any investigation by a Data Protection Commissioner to the extent that such investigation relates to the Group Company’s Processing of Personal Data; (ii) comply with any reporting or notification obligation or requirement of such Investor under the Data Protection Obligations, if and to the extent that such reporting or notification obligation or requirement arises from any Personal Data Processed by the Group Company; (iii) improve such Investor’s or any of its Affiliates’ data privacy and security practices and compliance with Data Protection Obligations; and (iv) take any other actions where such Investor will need information from the Group Company to fulfill its obligations and duties under the Data Protection Obligations; provided that such Investor will use its best efforts, to the extent permitted under applicable laws to keep the information provided by Group Company confidential.

(d)	Records. The Company shall, and the Company, the Founder Parties and CyberLink shall cause each Group Company to, (i) maintain complete and accurate records in sufficient detail to permit each Investor to understand and determine the manner of data (including Personal Data) Processed by the Group Company and to verify the Group Company’s compliance with all Data Protection Obligations, and (ii) upon request of such Investor, up to once per year and upon reasonable and at least fifteen (15) Business Days’ advance notice, to provide to a third party auditor mutually acceptable to the Parties (as confirmed in writing) with access to such records for the purposes of verifying the Group Company’s compliance with all applicable Data Protection Obligations; provided that written acceptance of a proposed third party auditor may not be unreasonably withheld and the Group Company may require the third party auditor to enter into a reasonable confidentiality agreement in connection with such an audit.

(e)	Violations. The Company shall, and the Company, the Founder Parties and CyberLink shall cause each Group Company to, provide quarterly updates to the Board regarding the operation and general status of its data privacy and security compliance program, as well as to promptly notify the Board of any potential violation of Data Protection Obligations or other applicable laws.

(f)	Cybersecurity Insurance. The Company shall, and the Founder Parties and CyberLink shall procure the Company to, maintain a technology professional liability errors and omission insurance policy (which includes cybersecurity and cyber-risk coverage) (the “Cybersecurity Policy”) that is no less than policy terms and limits standard in the Group’s industry and obtained by similarly situated companies in the Group’s industry and that are reasonable, appropriate and sufficient to respond to the risk of liability and reputation stemming from or relating to any Security Breaches, fraud or other security incidents that may impact the operations or Data Systems of any Group Company. Without limiting the foregoing, such Cybersecurity Policy will contain such primary and excess coverage limits and such deductible amounts as will be reasonably acceptable to the Investors, and reasonably promptly thereafter.

13.10	Other Tax Matters. The Company shall keep Goldman Sachs and MC informed, on a current basis, of any events, discussions, notices or changes with respect to any Tax (other than ordinary course communications which could not reasonably be expected to be material to the Company), criminal or regulatory investigation or action involving the Company or any of its subsidiaries, so that the Company will have the opportunity to take appropriate steps to avoid or mitigate any regulatory consequences to them that might arise from such criminal or regulatory investigation or action and the Company shall reasonably cooperate with Goldman Sachs and MC, their members and their Affiliates in an effort to avoid or mitigate any cost or regulatory consequences that might arise from such investigation or action (including by reviewing written submissions in advance, attending meetings with authorities, coordinating and providing assistance in meeting with regulators and, if requested by Goldman Sachs or MC, making a public announcement of such matters).

13.11	PRC Investment Regulations Compliance. The Company and the Founder Parties acknowledges that they are fully aware of the PRC Investment Regulations. Accordingly, the Company shall, and the Company, the Founder Parties and each Shareholder shall cause the Group Companies to, take necessary measures to comply with the PRC Investment Regulations then in effect, including closely review the shareholding structure of any future investors and assess the operation of any shareholders’ rights under this Agreement and the other Transaction Documents to ensure that (a) the aggregate shareholding of the Company directly or indirectly held by any and all PRC Persons shall be less than thirty percent (30%); and (b) no PRC Person shall have any control over any Group Company, in each case, pursuant to the PRC Investment Regulations. In case where the Governmental Authority in Taiwan opines that the Company’s group structure may violate the PRC Investment Regulations or upon the receipt by the Group Company of a PRC Investor Restriction Notice, the Company and each Shareholder shall, and the Founder Parties shall cause the Group Companies to, take all necessary measures (including implementing a group reorganization or restructuring) to mitigate and to rectify such violation or potential violation and to ensure the compliance of the Group Companies with the PRC Investment Regulations in form and substance to the reasonable satisfaction of the Governmental Authority in Taiwan and Goldman Sachs or, in the case where specific measures are ordered by the Governmental Authority in Taiwan in a PRC Investor Restriction Notice, take such specific measures so ordered. In addition, the Company shall, and the Company, the Founder Parties and each Shareholder shall cause the Group Companies to ensure that (i) Perfect Taiwan shall at all times remain as a wholly-owned subsidiary of the Company, and (ii) the Company shall remain the ultimate holding company of the Group, in each case, subject to any such measures (including implementing a group reorganization or restructuring) as contemplated under this Section 13.11.

13.12	United States Tax Matters.

(a)	Entity Classification. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to ensure that neither the Company nor any Group Company will take any action inconsistent with the treatment of the Company or any Group Company as a corporation for U.S. federal income tax purposes and will not elect to be treated as an entity other than a corporation for U.S. federal income tax purposes.

(b)	Passive Foreign Investment Company. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to ensure that:

(i)	the Company and each Group Company will use commercially reasonable efforts to avoid classification as a passive foreign investment company (a “PFIC”) within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) for any year;

(ii)	the Company and each Group Company in consultation with a “Big Four” accounting firm will determine each year whether or not it is likely to become a PFIC, and shall notify each U.S. Investor of this determination within forty-five (45) days at the end of each year;

(iii)	if pursuant to Section 13.12(b)(ii) above it or any Group Company determines that it is likely to become a PFIC, then a U.S. Investor may request the Company to make available to such U.S. Investor all information that it used to determine whether or not it is or is not likely to be a PFIC at such U.S. Investor’s expense;

(iv)	upon a determination by the Company that a Group Company is likely to become a PFIC, the Company and the relevant Group Company shall provide to the U.S. Investors within forty-five (45) days at the end of each taxable year, at such U.S. Investors’ expense, all information reasonably available to the Company and the relevant Group Company to permit such U.S. Investors to:

(A)	accurately prepare all tax returns and comply with any reporting requirements as a result of such determination; and

(B)	make any election (including a “qualified electing fund” election under Section 1295 of the Code) with respect to the Company and the relevant Group Company and comply with any reporting or other requirements incidental to such election;

(v)	if the Company determines that a Group Company is a PFIC for a particular year, the Company and the relevant Group Company shall, at the U.S Investors’ expense, timely provide each U.S. Investor with a completed “PFIC Annual Information Statement” as required by Treasury Regulation Section 1.1295-1(g) in form substantially identical to Exhibit II for such year and for each year thereafter and otherwise comply with applicable Treasury Regulation requirements; and

(vi)	the Company will promptly notify the U.S. Investors of any assertion by the IRS to the Company’s actual knowledge that any Group Company is or is likely to become a PFIC.

(c)	Controlled Foreign Corporation. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to ensure that:

(i)	the Company shall:

(A)	furnish to each U.S. Investor within forty-five (45) days at the end of each taxable year, and at the Company’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of such U.S. Investor arising from its investment in the Company and relating to any Group Company’s classification as a controlled foreign corporation (a “CFC”) within the meaning of Section 957 of the Code; and

(B)	use commercially reasonable efforts to avoid generating for any taxable year in which a Group Company is a CFC, amounts includible in the income of a U.S. Investor or its direct or indirect owners pursuant to Section 951 of the Code;

(ii)	if the Company becomes aware that a Group Company has become a CFC or has ceased to be a CFC, the Company will provide prompt written notice to the U.S. Investors; and

(iii)	upon the written request of a U.S. Investor, promptly provide in writing such information in its possession concerning its shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each shareholder sufficient for such U.S. Investor to determine whether any Group Company is a CFC.

(d)	10/50 Company. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to:

(i)	upon the request of a U.S. Investor that owns at least ten (10%) of the vote or value of the Company, furnish to such U.S. Investor within forty-five (45) days at the end of each taxable year, and at the such U.S. Investor’s expense, all information necessary to satisfy the U.S. income tax compliance requirements of such U.S. Investor arising from its investment in the Company and relating to any Group Company’s classification as a non-U.S. corporation that has a U.S. Investor that owns at least ten percent (10%) of the vote or value of the Company, but were the Company is not a CFC (“10/50 Company”);

(ii)	if the Company becomes aware that a Group Company has become a 10/50 Company or has ceased to be a 10/50 Company, provide prompt written notice to the U.S. Investors; and

(iii)	upon the written request of a U.S. Investor, promptly provide in writing such information in its possession concerning its Shareholders and, to the Company’s actual knowledge, the direct and indirect interest holders in each Shareholder sufficient for such U.S. Investor to determine whether any Group Company is a 10/50 Company.

(e)	Compliance. The Company shall (and shall cause all Group Companies to), and each Shareholder shall cause the Company to:

(i)	retain “Big Four” accounting firm to handle all of its tax compliance matters in all jurisdictions where the Group Company operates, as well as with respect to the obligations of each Group Company under Section 13.12(b) with respect to the PFIC regime and Section 13.12(c) with respect to the CFC regime;

(ii)	conduct business so that it does not have a trade or business, agency, branch or a permanent establishment outside its country of incorporation or a jurisdiction in which it has registered a place of trade, business, agency, branch or a permanent establishment; and

(iii)	refrain from entering into tax sharing agreements or otherwise guarantee another person’s liability with respect to Taxes, and refrain from extending any applicable statute of limitations period in respect of Taxes (except with respect to the Subscription Agreement), without the written consent of Goldman Sachs and MC.

14.	Termination.

14.1	Termination. This Agreement may be terminated in any of the following circumstances:

(a)	subject to Section 3, if any Shareholder ceases to hold any Share, it shall be released from its obligations hereunder (other than the surviving provisions) and this Agreement is deemed terminated only with respect to such Shareholder; provided that if at that time there are two (2) or more parties bound by the provisions of this Agreement, this Agreement shall continue in full force and effect as between the continuing parties; or

(b)	shall in its entirety terminate:

(i)	by mutual agreement of the Parties; or

(ii)	upon the consummation of an IPO duly approved in accordance with this Agreement and the Restated Articles; or

(iii)	upon the conversion of the Preferred Shares pursuant to Section 8.11; provided that this Agreement shall automatically re-apply in full force and effect if the Taiwan IPO contemplated under Section 8.11(c) does not occur in accordance with Section 8.11(c); or

(iv)	if a resolution is duly passed in accordance with this Agreement and the Restated Articles to dissolve, liquidate or wind up the Company or the Company is compulsorily wound up.

15.	Disclosure; Press Release

15.1	Disclosure of the Financing Terms. The Company and each Shareholder acknowledge that the terms and conditions (collectively, the “Financing Terms”) of this Agreement, and all exhibits, restatements and amendments hereto and thereto, including their existence, shall be considered confidential information. Subject to Section 15.2 (Press Release), Section 15.3 (Permitted Disclosures) and Section 15.4 (Legally Compelled Disclosure), no Party shall disclose the Financing Terms to any third party without first obtaining consent from the other Parties.

15.2	Press Releases. The Preferred Shareholders may issue a press release disclosing that such Preferred Shareholder has invested in the Company without disclosing any of the Financing Terms, and such press release only discloses the entire amount invested in the applicable investment round, without disclosing the amount invested by such Preferred Shareholder or any information of any other Preferred Shareholders; provided that the final form of the press release of each such Preferred Shareholder shall be submitted to the Company’s review at least ten (10) Business Days in advance, and Preferred Shareholders shall take in and revise the press release as the Company reasonably requests. For the avoidance of doubt, neither the Company nor any other Shareholder shall (a) issue any press release regarding the identity of Alibaba, Alibaba’s investment in the Company or any term of such investment without Alibaba’s prior written consent; (b) issue a press release or make any public announcement or other public disclosure with respect to Goldman Sachs’s or MC’s investment in the Company and any of the transactions contemplated herein without obtaining the prior written consent of Goldman Sachs and MC (as the case may be); or (c) use the name of Goldman, Sachs & Co. LLC, or any Affiliate of Goldman Sachs without obtaining in each instance the prior written consent of Goldman Sachs, or use the name of MC Investment Asset Holdings LLC, or any Affiliate of MC without obtaining in each instance the prior written consent of MC.

15.3	Permitted Disclosures.

(a)	Notwithstanding anything contained herein to the contrary, (a) the Company, Alibaba, Goldman Sachs and MC may disclose any of the Financing Terms (i) to its current or bona fide prospective investors, co-investors, transferees, shareholders, partners, Affiliates and its and their respective directors, officers and employees, investment bankers, lenders, accountants, attorneys, representatives or advisors, in each case only where such persons or entities are under appropriate non-disclosure obligations; (ii) as required by law, regulation, legal process, subpoena, civil investigative demand (or similar process), order, statute, rule, request or other legal or similar requirement made, promulgated or imposed by a court or by a judicial, governmental, regulatory, self-regulatory (including stock exchange) or legislative body, organization, commission, agency or committee or otherwise in connection with any judicial or administrative proceeding (including, in response to oral questions, interrogatories or requests for information or documents); (iii) as required or requested to be disclosed to Governmental Authorities, in each case as such Investor deems appropriate; and (iv) where disclosure is approved in writing by the party providing the information; (b) the Company and Alibaba may disclose (other than in a press release or other public announcement described in Section 15.2 above), solely the fact that Preferred Shareholders are investors in the Company to any third parties without the requirement for the consent of such Preferred Shareholder or compliance with any nondisclosure obligations; and (c) the Company and Alibaba may disclose to third parties any information regarding the Financing Terms disclosed in a press release or other public announcement by Preferred Shareholders.

(b)	Notwithstanding anything herein to the contrary, Goldman Sachs and MC (and any director, officer, employee, agent, consultant, and professional adviser of each of Goldman Sachs and MC) may disclose to their respective advisers and counsel and, if demanded or requested by the Governmental Authority, any such Governmental Authority, without limitation of any kind, the Tax treatment and Tax structure of the transactions described herein and all materials of any kind (including Tax opinions or other Tax analyses) that are provided to Goldman Sachs or MC relating to such Tax treatment or Tax structure. However, any information relating to the U.S. federal or state income tax treatment or Tax structure shall remain subject to the confidentiality provisions hereof (and the foregoing sentence shall not apply) to the extent reasonably necessary to enable any person to comply with applicable securities laws. “Tax structure” is limited to any facts relevant to the U.S. federal or state income tax treatment of the transactions described herein but does not include information relating to the identity of the issuer of the securities, the issuer of any assets underlying the securities, or any of their respective affiliates that are offering the securities.

15.4	Legally Compelled Disclosure. If the Company, Alibaba, Goldman Sachs or MC is requested or becomes legally compelled (including any requirements under stock exchange rules) to disclose the existence of this Agreement or the Financing Terms hereof in contravention of the provisions of this Agreement, the Company, Alibaba, Goldman Sachs or MC shall provide the other party with prompt written notice of that fact before such disclosure if permitted by law. In such event, the Company, Alibaba or Goldman Sachs shall furnish for disclosure only that portion of the information which is legally required and shall exercise its best efforts to obtain reliable assurance that confidential treatment will be accorded such information to the extent reasonably requested by Preferred Shareholders and to the maximum extent permitted under law.

15.5	Use of Logo. The Company shall grant Goldman Sachs, MC and their respective Affiliates permission to use the Company’s name and logo in its or its Affiliate’s marketing and bid documentation in relation to potential transactions.

15.6	No Promotion. The Company agrees that it will not, without the prior written consent of the applicable Affiliate of Goldman Sachs, in each instance, (a) use in advertising, publicity, or otherwise the name of Goldman, Sachs & Co. LLC, or any Affiliate of Goldman Sachs, or any partner or employee of an Affiliate of Goldman Sachs, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by Goldman, Sachs & Co. LLC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by Goldman, Sachs & Co. LLC or an Affiliate of Goldman Sachs. The Company further agrees that it shall obtain the written consent from the applicable Affiliate of Goldman Sachs prior to the Company’s issuance of any public statement detailing such Affiliate’s participation of in the transactions contemplated in the Transaction Documents. The Company agrees that it will not, without the prior written consent of the applicable Affiliate of MC, in each instance, (a) use in advertising, publicity, or otherwise the name of MC Investment Asset Holdings LLC, or any Affiliate of MC, or any partner or employee of an Affiliate of MC, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by MC or its Affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by MC or an Affiliate of MC. The Company further agrees that it shall obtain the written consent from the applicable Affiliate of MC prior to the Company’s issuance of any public statement detailing such Affiliate’s participation of in the transactions contemplated in the Transaction Documents.

15.7	Other Information. The provisions of this Section 15 shall be in addition to, and not in substitution for, the provisions of any separate non-disclosure agreement executed by any of the parties with respect to the transactions contemplated hereby. Notwithstanding the preceding sentence, the provisions of this Section 15 shall govern and supersede any prior confidentiality obligations entered into by Goldman Sachs and MC in relation to the transactions contemplated hereby, and such prior confidentiality obligations shall have no effect following the date hereof.

16.	Miscellaneous.

16.1	Successors and Assigns. Subject to the restrictions on assignment described in this Agreement, the rights and obligations of parties shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

16.2	Amendments and Waivers. With the written consent of the Company, Series B Majority and Series C Majority, the terms of this Agreement may be amended and any of its terms may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely), and any amendments or waivers so approved shall be binding as to all parties; provided, that (i) no amendment to Section 3.3, with respect only to the sentence that MC and its Affiliates not being deemed as an Alibaba Competitor for any purpose under the Transaction Documents or any other agreement of the Company, shall be made without the prior written consent of MC (ii) no amendment to Sections 13.10, 13.12(e)(iii), 15.2 through 15.7, 16.2(ii) and 16.19 that removes or adversely affects the rights of Goldman Sachs or MC shall be made without the prior written consent of Goldman Sachs or MC, as the case may be; provided, further, that this Section 16.2(i) shall not be amended without the prior written consent of MC. Neither this Agreement nor any provisions hereof may be amended, waived, discharged or terminated orally, but only by a signed statement in writing.

16.3	Assignment by Parties. This Agreement, and the rights hereunder, shall not be assigned, and the obligations hereunder shall not be transferred, without the mutual written consent of the Parties (not to be unreasonably withheld or delayed); provided that Alibaba, Goldman Sachs and MC shall be able to freely transfer their respective rights and obligations hereunder to any of their respective Affiliates or permitted transferees or assignees. To the extent that written consents are given, the transferor shall procure such transferee to execute and deliver a Deed of Accession, on or prior to the completion of any transfer.

16.4	Validity of the Agreement. This Agreement shall become effective upon the Effective Date and shall continue in force unless terminated in accordance with Section 14.1 (Termination), in which case it shall become void and of no further force and effect, except for the provisions of Section 1 (Definitions and Interpretations), Section 2.4 (Confidentiality), Section 10 (Liquidation Preference) in the case of a termination pursuant to Section 14.1(b)(iv), Section 15 (Disclosure; Press Release) and this Section 16 (Miscellaneous); provided that such termination shall, unless otherwise agreed by the Parties, be without prejudice to the rights of any Party in respect of a breach of this Agreement prior to such termination.

16.5	Survival. The representations and warranties made herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby for twenty-four (24) months from the date hereof. Each covenant, agreement and other obligation contained herein shall survive unless and until it has been performed in full in accordance with this Agreement.

16.6	Entire Agreement. This Agreement constitutes and contains the entire agreement among the Parties and supersedes any and all prior agreements, side letters, negotiations, correspondence, understandings and communications among parties, whether written or oral, respecting the subject matter hereof. Upon the effectiveness of this Agreement, the Prior SHA shall be deemed amended and restated and superseded and replaced in its entirety by this Agreement, and shall be of no further force or effect. In the event of any conflict or inconsistency between any of the terms of this Agreement and any of the terms of the Restated Articles, the terms of this Agreement shall prevail in all respects as among the Parties, the Parties shall give full effect to and act in accordance with the provisions of this Agreement over the provisions of the Restated Articles, and the Parties shall exercise all voting and other rights and powers (including to procure any required alteration to the Restated Articles to resolve such conflict or inconsistency) to make the provisions of this Agreement effective.

16.7	Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and sent by hand or by messenger, addressed (a) if to the Company, at 14F, Minquan Rd., Xindian City, New Taipei City 231, Taiwan (attention: Alice H. Chang; E-mail: alice@perfectcorp.com), or at such other address as the Company shall have furnished to the other Parties in writing pursuant to this Section 16.7; (b) if to a Preferred Shareholder, at such Preferred Shareholder’s address, facsimile number or electronic mail address as shown in Schedule A hereto, or at such other address as Preferred Shareholder shall have furnished to the other parties in writing pursuant to this Section 16.7; or (c) if to a Common Shareholder, at such Common Shareholder’s address, facsimile number or electronic mail address as shown in Schedule B hereto, or at such other address as Common Shareholder shall have furnished to the other parties in writing pursuant to this Section 16.7.

All such notices and communications shall be effective (i) when sent by international express courier or other overnight service of recognized standing, on the Business Day following the deposit with such service; (ii) when mailed, by registered or certified mail, first class postage prepaid and addressed as aforesaid, upon the earlier of actual receipt or the fourth Business Day after the date of mailing; (iii) when delivered by hand, upon delivery; (iv) when faxed, upon confirmation that all pages have been transmitted except where the dispatch is not on a Business Day; and (v) when emailed, upon such email being sent by the sender and no transmission error message being received by the sender. If a communication would otherwise be deemed to have been delivered outside normal business hours (after 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under this Section 16.7, it shall be deemed to have been delivered at 9:30 a.m. on the next Business Day in the territory of the recipient. In proving service of communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and mailed or that the facsimile transmission was dispatched and a confirmatory transmission report or other acknowledgment of good receipt was received.

16.8	No Partnership. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties or any of them.

16.9	Severability. If any provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the maximum extent permitted by law.

16.10	Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to principles of conflicts of law.

16.11	Dispute Resolution. Any dispute, controversy, difference or claim arising out of or relating to this Agreement, including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Centre (the “HKIAC”) under the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted. The law of this arbitration clause shall be the laws of Hong Kong. The seat of arbitration shall be Hong Kong. The number of arbitrators shall be three (3). The complainant and the respondent to such dispute shall each select one (1) arbitrator and the chairperson of the HKIAC shall select the third arbitrator. The arbitration proceedings shall be conducted in English. The decision of the arbitration tribunal shall be final, conclusive and binding on the parties to the arbitration.

16.12	Remedies. The rights and remedies provided in this Agreement are cumulative and do not exclude any rights or remedies provided by law. Without prejudice to any other rights or remedies that a Party may have, the Parties acknowledge and agree that damages may not be an adequate remedy for any breach of this Agreement, and that remedies of injunction, specific performance and other equitable remedies will be available where appropriate.

16.13	Expenses. Subject to any provision contained in the Series C Subscription Agreement to the contrary, the Company and the Investors shall each pay their costs and expenses incurred in connection with the Parties’ all out-of-pocket expenses and those associated with the presentation meetings of the Investors, including travel, accounting, due diligence investigation, negotiation, preparation, and execution of this Agreement.

16.14	No Presumption. The Parties acknowledge that any applicable law that would require interpretation of any claimed ambiguities in this Agreement against the Party that drafted it has no application and is expressly waived. If any claim is made by a Party relating to any conflict, omission or ambiguity in the provisions of this Agreement, no presumption or burden of proof or persuasion will be implied because this Agreement was prepared by or at the request of any Party or its counsel.

16.15	Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other Party under this Agreement shall impair any such right, power or remedy of such non-defaulting Party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

16.16	Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

16.17	Third Party Rights. The Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the laws of Hong Kong) shall not apply to this Agreement and, unless expressly provided herein, no person other than the Parties to this Agreement shall have any rights under it nor shall it be enforceable by any person other than the Parties to it.

16.18	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

16.19	No Fiduciary Duty. The Parties hereto acknowledge and agree that nothing in this Agreement or other Transaction Documents shall create a fiduciary duty of (i) Goldman, Sachs & Co. LLC or any Affiliate of Goldman Sachs or (ii) MC or any Affiliate of MC, to the Company or its shareholders.

16.20	Investment Bank Services. Notwithstanding anything to the contrary herein or in the other Transaction Documents or any actions or omissions by representatives of Goldman, Sachs & Co. LLC or any of its Affiliates in whatever capacity, including as a director or observer to the Board, it is understood that neither Goldman, Sachs & Co. LLC nor any of its Affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

16.21	Exculpation Among Investors. Each Investor acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Company. Each Investor agrees that no Investor nor the respective controlling persons, officers, directors, partners, agents, or employees of any Investor shall be liable to any other Investor for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the transactions contemplated herein.

16.22	Status. The Founder is a citizen of Taiwan, resident in Taiwan and domiciled in Taiwan. The Founder is not a minor, and is of full age and sound mind.

16.23	Founder Acknowledgement.

(a)	The Founder has such knowledge and experience in financial and business matters that it is capable of evaluating the risks of the transaction and the transactions contemplated hereby and thereby.

(b)	The Founder has been given a copy of the Transaction Documents, is knowledgeable regarding the structure of the transaction including but not limited to the basis and purpose of each of the Transaction Documents to which it is a party and the transactions contemplated thereby and the roles of each of the respective parties thereto, and further acknowledges that the structure of the transaction and the entry into the related Transaction Documents is reasonable, customary in transactions of this type, is beneficial to the Founder, accords with the intentions and objectives of the Founder and is necessary for obtaining the proceeds of sale and the fulfilment of the purposes thereof as described in Transaction Documents.

(c)	The Founder fully understand all of the terms, conditions, restrictions and provisions set forth in this Agreement.

(d)	The Founder has not been induced to engage in the obtaining of the proceeds of sale nor enter into any Transaction Documents or the transactions contemplated thereby by means of any fraud, manipulation, legal manufacturing, fiction, fabrication or other deceptive means.

16.24	Goldman Sachs Role.

(a)	The Founder has not relied, and will not rely, upon any investigation or due diligence that Goldman Sachs may have conducted with respect to the transaction and nothing in the Transaction Documents or the discussions with Goldman Sachs in relation to the transactions contemplated by the Transaction Documents should be construed as a recommendation to the Founder to participate in the transaction.

(b)	The Founder has obtained independent legal, financial and Tax advice in relation to its obligations and liabilities under the Transaction Documents and has consulted or will consult its advisors or otherwise satisfy itself concerning, without limitation, the Tax, legal, currency and other economic considerations relating to the transactions contemplated by the Transaction Documents.

16.25	United States Tax. No Group Company has taken any action inconsistent with its treatment as a corporation for U.S. federal income Tax purposes, including the filing of an election to be classified other than as a corporation.

16.26	Qualified Financial Contract.

(a)	In the event that Goldman Sachs becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of this Agreement (and any interest and obligation in or under, and any property securing, this Agreement) from Goldman Sachs will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement (and any such interest, obligation and property) were governed by the laws of the United States or a state of the United States.

(b)	In the event Goldman Sachs or any of its Affiliates becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. § 252.81 (“Default Right”)) under this Agreement that may be exercised against Goldman Sachs are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Company”

Perfect Corp.

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director and Chief Executive Officer

“Founder”

/s/ Alice H. Chang
Alice H. Chang

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Common Shareholder”, “Investor” and “Preferred Shareholder”

CyberLink International Technology Corp.

By:	/s/ Huang, Jau-Hsiung
Name:	Huang, Jau-Hsiung
Title:	Director

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Common Shareholder”

IDEAL MAX MANAGEMENT LIMITED

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director

“Common Shareholder”

PERFECT AA CORP.

By:	/s/ Alice H. Chang
Name:	Alice H. Chang
Title:	Director

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Founder Party” and “Common Shareholder”

GOLDEN EDGE CO., LTD.

By:	/s/ Chen, Hsiao-Chuan
Name:	Chen, Hsiao-Chuan
Title:	Director

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Founder Party” and “Common Shareholder”

DVDonet.com, Inc.

By:	/s/ Sun, Liang-Chu
Name:	Sun, Liang-Chu
Title:	Director

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

Ningbo New Summit Private Equity Fund I L.P. 宁波创世一期股权投资基金合伙企业（有限合伙）

By:	/s/ Zhou Wei
Name:	Zhou Wei
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

The Kleinrock 1990 Trust

By:	/s/ Leonard Kleinrock
Name:	Leonard Kleinrock
Title:	Trustee

LMRN, L.P.

By:	/s/ Leonard Kleinrock
Name:	Leonard Kleinrock
Title:	General Partner

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

CCV Fund I LP

By:	/s/ Zhou Wei
Name:	Zhou Wei
Title:	Authorized Signatory

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

Extol Capital

By:	/s/ Alex Ok
Name: Alex Ok
Title: Managing Partner

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

Yuanta Asia Investment (Hong Kong) Limited

By:	/s/ Yu, Hsiao-Tsai
Name: Yu, Hsiao-Tsai 游曉翠
Title: President

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Founder Party” and “Preferred Shareholder”

World Speed Company Limited

By:	/s/ Sun, Liang-Chu
Name: Sun, Liang-Chu
Title: Director

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

Taobao China Holding Limited

By:	/s/ Yi ZHANG
Name: Yi ZHANG
Title: Authorized Signatory

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

Goldman Sachs Asia Strategic II Pte. Ltd.

By:	/s/ Tan Ching Chek
Name: Tan Ching Chek
Title: Director

StoneBridge 2020, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By:	/s/ Susan Hodgkinson
Name: Susan Hodgkinson
Title: Vice President & Secretary

StoneBridge 2020 Offshore Holdings II, L.P.
By: Bridge Street Opportunity Advisors, L.L.C., its general partner

By:	/s/ Susan Hodgkinson
Name: Susan Hodgkinson
Title: Vice President & Secretary

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

“Investor” and “Preferred Shareholder”

MC Investment Asset Holdings LLC

By:	/s/ Steve Hwang
Name: Steve Hwang
Title: President

Signature Page to Second Amended and Restated Shareholders Agreement - Perfect Corp.

Schedule A

List of Preferred Shareholders

Schedule B

List of Common Shareholders

Schedule C

List of Alibaba Competitors

Exhibit I

Form of Deed of Accession

This Deed of Accession (the “Deed”) to the Second Amended and Restated Shareholders Agreement dated as of [●], 2020 and as may be amended or modified from time to time, by and among Perfect Corp., an exempted company incorporated with limited liability in the Cayman Islands with registered office at PO Box 309, Ugland House, Grand Cayman, KY1-1104 (the “Company”), and certain shareholders of the Company (the “Agreement”), is made and entered into as of ______________ by and between the Company and ______________ (the “Ratifying Holder”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Agreement.

WHEREAS, the Ratifying Holder has acquired or will acquire, or has subscribed or will subscribe for, certain [specify class of shares], and the Agreement and the Company require the Ratifying Holder, as a holder of [specify class of shares], to become a party to the Agreement, and the Ratifying Holder agrees to do so in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Deed hereby agree as follows:

1.	Agreement to be Bound. The Ratifying Holder hereby agrees that upon execution of this Deed, it shall become a party to the Agreement and shall be fully bound by, subject to, and accede to and ratify, all of the covenants, terms and conditions of the Agreement as though an original party thereto and shall be deemed a holder of [specify class of] for all purposes thereof.

2.	Successors and Assigns. Except as otherwise provided herein, this Deed shall bind and inure to the benefit of and be enforceable by the Company and its successors and assigns and the Ratifying Holder.

3.	Counterparts. This Deed may be executed in separate counterparts each of which shall be an original and all of which taken together shall constitute one and the same agreement.

4.	Notices. For purposes of Section 16.7 of the Agreement, all notices, demands or other communications to the Ratifying Holder shall be directed to:

[Name]

[Address]

[Electronic Mail Address]

5.	Governing Law. This Deed shall be governed by and construed exclusively in accordance with the laws of Hong Kong without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the laws of Hong Kong to the rights and duties of the parties hereunder.

6.	Descriptive Headings. The descriptive headings of this Deed are inserted for convenience only and do not constitute a part of this Deed.

Exhibit II

Form of PFIC Annual Information Statement

[Must be signed by an authorized representative of the Company]

PFIC Annual Information Statement pursuant to U.S. Treasury Regulation § 1.1295-1(g).

_________________________ (the “Company”) hereby represents that:

1.	This PFIC Annual Information Statement applies to the Company’s taxable year beginning on ________ and ending on _________.

2.	The pro rata shares of the Company’s ordinary earnings and net capital gain attributable to the U.S. Shareholder (directly or indirectly through any other entity that holds the investment in the Company) for the taxable year specified in paragraph (1) are:

Ordinary Earnings: $_____________

Net Capital Gain: $______________

3.	The amount of cash and the fair market value of other property distributed or deemed distributed by the Company to the U.S. Shareholder during the taxable year specified in paragraph (1) are as follows:

Cash: $_______________________________________

Fair Market Value of Property: $___________________

4.	The Company will permit the U.S. Shareholder to inspect the Company’s permanent books of account, records, and such other documents as may be maintained by the Company that are necessary to establish that the Company’s ordinary earnings and net capital gain are computed in accordance with U.S. Federal income tax principles, and to verify these amounts and the U.S. Shareholders direct or indirect pro rata shares thereof.

By:
Title:
Date:

IN WITNESS WHEREOF, the parties hereto have executed this document as a deed as of the date set forth in the introductory paragraph hereof.

“COMPANY”

PERFECT CORP.

By:
Name:
Title:

“RATIFYING HOLDER”

[NAME (IF CORPORATE ENTITY)]

SEALED WITH THE COMMON SEAL OF )
[name] and affixed hereto by )
______________________________, )
for and on behalf of [name] )
IN THE PRESENCE OF:

______________________________
Witnessed by:
Name:
Title:
Address:

[NAME (IF NATURAL PERSON)]

SIGNED, SEALED AND DELIVERED )
)
By [name] )

In the presence of: [witness name]

WITNESS: